Exhibit 2.1

CONFIDENTIAL

Execution

AGREEMENT AND PLAN OF MERGER

dated as of

June 28, 2026

among

IRIDIUM COMMUNICATIONS INC.,

ROCKET LAB CORPORATION,

ION MERGER SUB I, INC.

and

ION MERGER SUB II, LLC

TABLE OF CONTENTS

i

ii

Exhibit A        Support Agreement

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of June 28, 2026, among Iridium Communications Inc., a Delaware corporation (the “Company”), Rocket Lab Corporation, a Delaware corporation (“Parent”), Ion Merger Sub I Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub I”), and Ion Merger Sub II, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub II”).

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub I shall merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “First Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, pursuant to which the Company Common Shares and the Company Equity Awards will be converted into the right to receive the applicable consideration in the manner set forth herein;

WHEREAS, (a) if the Second Merger Condition is satisfied, immediately following the First Effective Time, or (b) if the Equity Threshold Condition (but not the Second Merger Condition) is satisfied, on the second trading day following the First Effective Time, the Surviving Corporation shall merge with and into Merger Sub II, with Merger Sub II surviving the merger as an indirect wholly-owned subsidiary of Parent in accordance with the applicable provisions of the DGCL and the DLLCA (the “Second Merger,” and together with the First Merger, the “Mergers”), in each case upon the terms and subject to the conditions set forth in this Agreement; provided, that if the Second Merger does not occur, references in this Agreement to the “Mergers” shall refer solely to the First Merger, and the Company shall be treated as the Surviving Entity for all purposes of this Agreement;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its stockholders, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Mergers, advisable, (c) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions contained herein, (d) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders in accordance with the terms of this Agreement and (e) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement in accordance with the terms of this Agreement, including the Mergers, to the stockholders of the Company;

WHEREAS, the board of directors (or equivalent) of each of Parent, Merger Sub I and Merger Sub II has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of Parent, Merger Sub I and Merger Sub II, respectively, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Mergers, advisable and (c) approved this Agreement, the execution and delivery of this Agreement, the performance of their respective agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions contained herein;

WHEREAS, Rocket Lab USA, Inc. (“Rocket Lab USA”), as sole stockholder of Merger Sub I and as sole member of Merger Sub II, has adopted and approved this Agreement and the transactions contemplated hereby and thereby, including the Mergers;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement for Parent, Merger Sub I and Merger Sub II to enter into this Agreement, the directors of the Company are entering into a voting and support agreement with Parent in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which, among other things, each such stockholder has agreed, subject to the terms and conditions of the Support Agreement, to vote or cause to be voted any shares of Company Common Shares owned or controlled by such stockholder in favor of adopting this Agreement; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that, provided that the value of the Parent Common Shares, as determined in accordance with Section 8.09(c), received by the holders of Company Common Shares as part of the Merger Consideration constitutes at least forty percent (40%) of the total value of all Merger Consideration received by the holders of Company Common Shares (the “Equity Threshold Condition”), (i) the Mergers shall be treated as part of a single, integrated transaction (as described in Rev. Rul. 2001-46, 2001-2 C.B. 321) that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement is, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); provided, further, that if the Second Merger does not occur, the First Merger shall be treated as a taxable transaction within the meaning of Section 1001 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01.        Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms with respect to confidentiality and use, taken as a whole, that (i) are not less restrictive in the aggregate to the Company’s counterparty thereto than those contained in the NDA (it being understood and agreed that such confidentiality agreement need not contain any standstill or similar provision) and (ii) do not prohibit compliance by the Company with Section 6.05.

“Acquisition Proposal” means (other than the Mergers) any indication of interest, proposal or offer from any Person or group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (iii) tender offer or exchange offer that, if consummated, would result in such Person or group beneficially owning (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Person or group would acquire, directly or indirectly, (A) assets (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis.

“Adverse Recommendation Change” has the meaning set forth in Section 6.05(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, Parent, Merger Sub I and Merger Sub II shall be deemed not to be Affiliates of the Company and vice versa. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AI Act” means the European Artificial Intelligence Act Regulation (EU) 2024/1689.

“AI System” has the meaning set forth in the AI Act.

“Alternative Tax Treatment” has the meaning set forth in Section 8.09(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any Applicable Law of any other jurisdiction (national, state or local) where the Company operates concerning or relating to public sector or private sector bribery or corruption.

“Antitrust Division” has the meaning set forth in Section 8.01(b).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, act, statute, code, rule, regulation, order, injunction, judgment, decree, writ, award, ruling, directive or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assumed RSU Award” has the meaning set forth in Section 2.08(a).

“Balance Sheet Date” has the meaning set forth in Section 4.10.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Consideration” has the meaning set forth in Section 2.05(a)(i).

“CBA” has the meaning set forth in Section 4.19(a).

“Certificated Shares” has the meaning set forth in Section 2.06(a)(i).

“Certificates” has the meaning set forth in Section 2.06(a)(i).

“Chosen Courts” has the meaning set forth in Section 11.08.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company AI Products” means each and all services (including cloud-based services offered via the Internet) and products (including any and all data solutions, applications (or “apps”), algorithms and other software), in each case, that (i) incorporate or employ and AI Systems and (ii) are manufactured, made commercially available, marketed, distributed, sold, leased, imported for resale or licensed out by or on behalf of the Company.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date, and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2026.

“Company Capitalization Date” has the meaning set forth in Section 4.05(a).

“Company Common Shares” has the meaning set forth in Section 4.05(a).

“Company CSAR” means an outstanding cash-settled stock appreciation right award, the value of which is measured with respect to Company Common Shares.

“Company Data” means all data and information (including Personal Information) Processed by or on behalf of the Company or any Subsidiary.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent, Merger Sub I and Merger Sub II or their Representatives.

“Company Equity Awards” has the meaning set forth in Section 2.08(c).

“Company Financial Statements” has the meaning set forth in Section 4.08.

“Company IT Systems” has the meaning set forth in Section 4.16(l).

“Company Lease” has the meaning set forth in Section 4.15(c).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Effect arising out of or resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) changes or prospective changes in Applicable Law or the interpretation thereof, (iii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodities or currency markets (including changes in interest or exchange rates) and any government shutdowns, (iv) tariffs, sanctions, trade policies, executive orders or similar Applicable Laws, Orders or policies, or any trade disputes, “trade wars” or similar actions, or any threats of any of the foregoing, (v) changes or conditions generally affecting any of the industries in which the Company or any of its Subsidiaries operates, (vi) geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in the Middle East, and any evolutions or escalations thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, acts of war, armed conflict, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or fires, floods, earthquakes, weather events or other disasters, or any action taken by any Governmental Authority in response to any of the foregoing, (vii) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the Company Common Shares or any other securities of the Company on the NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (x) any actions expressly required to be taken or expressly prohibited from being taken (including pursuant to Section 6.01(ii)) by the Company or any of its Subsidiaries pursuant to the terms of this Agreement, other than Section 6.01(i) or (xi) any Effect arising out of any of the matters set forth on Section 1.01(a) of the Company Disclosure Schedule except, with respect to clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur or (B) would reasonably be expected to prevent, materially impair or materially delay the Company’s ability to perform its obligations hereunder or consummate the Mergers or the other transactions contemplated hereby prior to the End Date.

“Company-Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Performance Stock Unit Award” means a restricted stock unit award with respect to Company Common Shares that includes service- and performance-based vesting conditions granted under a Company Stock Plan.

“Company Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employment agreement, bonus, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, equity or equity-based, health or other welfare, disability, post-employment welfare or other compensation or benefit plan, program, policy or agreement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Company Service Provider, other than any such plan, policy or agreement that is (i) an offer letter providing for at-will employment, (ii) statutorily mandated or (iii) implemented, administered or operated by any Governmental Authority.

“Company Preferred Shares” has the meaning set forth in Section 4.05(a).

“Company Recommendation” has the meaning set forth in Section 4.02(b)(v).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.16(c).

“Company Restricted Stock Unit Award” means a restricted stock unit award with respect to Company Common Shares that is or was subject to vesting conditions based solely on continued employment or service, granted under a Company Stock Plan.

“Company Satellite” means a satellite owned or operated by the Company or any of its Subsidiaries (and does not include any satellite that has been lost, de-commissioned, repurposed or abandoned prior to the date of this Agreement).

“Company Satellite Constellation” means the Company Satellites in orbit (and any spare or replacement Company Satellites), collectively, and the operations, infrastructure and assets of the Company used to link such Company Satellites to provide a network of global coverage services and operate the Company’s business.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(b).

“Company Service Provider” means any current or former employee, officer, director or individual or sole proprietor independent contractor (including those providing services through an entity wholly owned and operated by them) of the Company or any of its Subsidiaries.

“Company Stock Option” means a stock option to purchase Company Common Shares, granted under a Company Stock Plan.

“Company Stock Plans” means the 2015 Equity Incentive Plan, the 2009 Stock Incentive Plan and the 2012 Equity Incentive Plan, each as may be amended or restated from time to time.

“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02(a).

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Company Termination Fee” has the meaning set forth in Section 10.03(a)(i).

“Compensation Committee” has the meaning set forth in Section 2.08(c).

“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 6.04(b).

“Continuing Employee” has the meaning set forth in Section 7.04(a).

“D&O Insurance” has the meaning set forth in Section 7.03(d).

“Data Processing Obligation” means any (i) Applicable Law relating to privacy, data protection, security, or the Processing of Company Data, (ii) Data Processing Policy, or (iii) binding requirement of any self-regulatory organization or industry standard with which the Company has publicly represented compliance (including, as applicable, the Payment Card Industry Data Security Standard), or contract by which the Company or any of its Subsidiaries is bound relating to the Processing of Company Data, privacy, data protection, or security, including, in each case of (i), (ii), and (iii) in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Data Processing Policy” means each published or publicly available statement, policy, representation or notice of the Company or any of its Subsidiaries relating to the Processing of Company Data, privacy, data protection, or security.

“DCSA” means the U.S. Department of Defense, Defense Counterintelligence and Security Agency.

“Debt Commitment Letter” has the meaning set forth in Section 5.15.

“Debt Financing” means the debt financing to be obtained by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement, including any committed bridge term loan facility or permanent replacement thereof, other term loan facility, revolving credit facility or any combination thereof.

“Debt Financing Sources” means the financial institutions, agents, arrangers and institutional investors that have at any time committed to provide or arrange or otherwise have entered into agreements in connection with the Debt Financing or any alternate financing facility, including the parties to any debt commitment letter or any joinder agreements, credit agreements or indentures (or other definitive financing documents) related thereto, together with the Debt Financing Sources Related Parties; provided that, “Debt Financing Sources” shall not include Parent or any Affiliate of Parent.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, their respective Affiliates and such Persons’ and such Persons’ respective Affiliates’ current and future equity holders, managers, members, officers, directors, employees, partners, controlling persons, agents and representatives and their respective successors and assigns; provided that, “Debt Financing Sources Related Parties” shall not include Parent or any Affiliate of Parent.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Company Shares” has the meaning set forth in Section 2.07(a).

“Divestiture Action” has the meaning set forth in Section 8.01(c).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means any Applicable Laws designed to protect human health and safety or the environment.

“Equity Award Exchange Ratio” means the sum of (a) the quotient obtained by dividing (i) the Cash Consideration by (ii) the Parent Stock Price (with such quotient rounded to four decimal places), plus (b) the Exchange Ratio.

“Equity Financing” means any equity financing undertaken by Parent or its Subsidiaries following the date of this Agreement, including any private or public offering of equity or equity-linked securities (including hybrid debt-equity securities), for the purpose of funding the acquisition of the Company or replacing any Debt Financing.

“Equity Financing Sources” means the financial institutions, investment banks, agents, underwriters, initial purchasers, qualified institutional buyers and institutional investors that have at any time committed to underwrite, purchase, sell on an agency or principal basis, act as counterparties to forward transactions or otherwise entered into or proposed to enter into agreements in connection with any Equity Financing, including the parties to any equity distribution agreements, sales agreement, underwriting agreement, private placement agreement, purchase agreement or indenture (or other definitive equity financing documents) related thereto.

“Equity Threshold Condition” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each Subsidiary of the Company and any other entity considered a single employer with the Company under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).

“Exchange Agent” has the meaning set forth in Section 2.06(a).

“Exchange Ratio” means:

(a) if the Parent Stock Price is equal to or less than $67.50, 0.4000;

(b) if the Parent Stock Price is greater than $67.50 but less than $112.50, the quotient obtained by dividing $27.00 by the Parent Stock Price, rounded to four decimal places; or

(c) if the Parent Stock Price is greater than or equal to $112.50, 0.2400.

“Excluded Information” means, except to the extent filed or required to be filed by the Company or any of its Subsidiaries with the SEC pursuant to its reporting obligations under Section 13 and/or Section 15(d) of the Exchange Act, (i) pro forma financial statements, projections or other prospective information; (ii) description of all or any portion of the Equity Financing or the Debt Financing or other information customarily provided by financing sources or their counsel in a customary information memorandum or offering memorandum or prospectus for a secured bank financing, high yield debt securities or equity offering, as applicable; (iii) risk factors relating to all or any component of the Equity Financing or the Debt Financing, including any such description to be included in liquidity and capital resources disclosure; (iv) “segment” financial information and separate subsidiary financial statements; (v) any financial statements or other information required by Rules 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302; (vi) information regarding officers or directors prior to consummation of the Mergers, executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or Item 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC); (vii) information regarding affiliate transactions that directly result from the consummation of the Mergers; (viii) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments; (ix) information necessary for the preparation of any projected or forward-looking financial statements or other information that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its Subsidiaries; or (x) any other information customarily excluded from marketing materials for financings similar to the Equity Financing or the Debt Financing; provided that any Company information that is required to be included or incorporated by reference in the Registration Statement and Proxy Statement/Prospectus filed with the SEC with respect to the Company Stockholder Approval shall not be Excluded Information hereunder.

“Existing Target Credit Agreement Amendment” means an amendment to that certain Amended and Restated Credit Agreement, dated as of September 20, 2023, among Iridium Holdings, LLC, Iridium Communications, Inc., Iridium Satellite LLC, as the borrower, the lenders from time to time party thereto and Deutsche Bank AG New York Branch as the administrative agent, intended to, among other things (as reasonably agreed by the Parent and the Company), (1) permit the change of control contemplated by the Mergers or carve out the Mergers from the definition of change of control, (2) replace or refinance the existing term loans or commitments of any non-consenting lenders, (3) permit the consummation of the Mergers and all transactions related thereto, including the joinder of the Parent and its applicable Subsidiaries as loan parties thereunder, and/or (4) extend the maturity date of the term loans thereunder to a date to be mutually agreed between the parties.

“FCC” means the U.S. Federal Communications Commission and any substitute or successor thereto, any office or bureau thereof acting on delegated authority and any telecommunications certification body or testing lab to which the FCC has delegated authority.

“Fee Letters” has the meaning set forth in Section 5.15.

“First Certificate of Merger” has the meaning set forth in Section 2.03(a).

“First Effective Time” has the meaning set forth in Section 2.03(a).

“First Merger” has the meaning set forth in the Recitals.

“Foreign Investment Law” means any Applicable Law that provides for foreign investment screening or national security or public order reviews in connection with the acquisition of any interests in or assets of a business or entity.

“Form S-8 Registration Statement” has the meaning set forth in Section 2.08(d).

“FTC” has the meaning set forth in Section 8.01(b).

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any state, local or foreign government, for the design, manufacture or sale of products or the provision of services by the Company.

“Government Contract” means any contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, teaming agreement, joint venture, grant, cooperative agreement, other transactional authority agreement or change order) between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, on the other hand. A purchase, change, task or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, commission, agency or official, including any political subdivision thereof, or the NASDAQ or any self-regulatory organization.

“Ground Station” means any facilities, operations or assets that send or receive communications directly or indirectly to or from Company Satellites, including telemetry, tracking, and control and communications traffic, regardless of whether owned or leased for use by, provided by service contract to, or otherwise used by, the Company or its Subsidiaries and whether or not located on real property that is either owned, leased, used or held for use by the Company or its Subsidiaries.

“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, radioactive materials, toxic mold or fungi or any other materials, substances or waste that presents an actual or potential threat to human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Indebtedness” means, without duplication, (a) all obligations for indebtedness for borrowed money, (b) all obligations under capital leases (but only to the extent treated as a capital lease in the Company Financial Statements (provided that no effect shall be given to FASB ASC 842 to the extent that any such lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of FASB ASC 842)), (c) any obligations with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (d) any obligations under any performance bond or letter of credit, banker’s acceptance or similar credit transaction (but only to the extent drawn), (e) any indebtedness evidenced by a note, bond, debenture, mortgage, or other similar instrument, (f) all obligations secured by a Lien on the assets or equity interests of such Person, and (g) all obligations of the types described in the foregoing clauses (a) through (g) of another Person the payment of which is guaranteed by such Person (whether or not such obligations are assumed by such Person). Notwithstanding the foregoing, “Indebtedness” shall not include intercompany indebtedness.

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction anywhere in the world, including in the following: trademarks, service marks, logos, brand names, trade dress, Internet domain names, social and mobile media identifiers, and trade names (including any and all goodwill related thereto), domain names, inventions, patents (including reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions and re-examinations), trade secrets, confidential information, copyrights, works of authorships, rights in software, data, databases and documentation thereof, know-how, technology and any other similar type of proprietary intellectual property rights, any registrations or applications for registration of any of the foregoing, and all claims, causes of action and rights to sue for past, present and future infringement, misappropriation, or violation of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 8.09(a).

“Intentional Breach” has the meaning set forth in Section 10.02.

“Internal Controls” has the meaning set forth in Section 4.07(d)(ii).

“International Plan” means any Company Plan that is not a U.S. Plan.

“Intervening Event” has the meaning set forth in Section 6.05(f).

“IRS” has the meaning set forth in Section 4.18(b).

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(b) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule.

“Labor CBA” has the meaning set forth in Section 4.19(a).

“Leased Real Property” has the meaning set forth in Section 4.15(c).

“Legal Restraint” has the meaning set forth in Section 9.01(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, hypothecation, pledge, charge, security interest, claim, option, easement, encroachment, negative pledge, right of first offer or first refusal, restriction on the right to sell, transfer or dispose (and in the case of securities, vote) or other adverse claim of any kind or nature whatsoever (whether arising by contract or by operation of law whether voluntary or involuntary) or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law (including any conditional sale or other title retention agreement).

“Major Stations” has the meaning set forth in Section 4.13(g).

“Material Company Software” has the meaning set forth in Section 4.16(p).

“Material Contract” has the meaning set forth in Section 4.21(a).

“Merger Consideration” has the meaning set forth in Section 2.05(a)(i).

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in Recitals.

“NASDAQ” means the NASDAQ Global Select Market.

“NDA” has the meaning set forth in Section 6.04(b).

“Net Share” means, with respect to a Company Stock Option or Company CSAR, the quotient of (a) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Stock Option or the per share strike price of such Company CSAR, multiplied by (ii) the number of Company Common Shares subject to such Company Stock Option or Company CSAR immediately prior to the First Effective Time, divided by (b) the Per Share Cash Equivalent Consideration.

“NISPOM” means the regulations set forth at 32 CFR Part 117.

“Open Source Software” means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting or distribution of such software, or of other software used or developed with, incorporated into, derived from or distributed with such software, that such software or other software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; (c) be redistributed, hosted or otherwise made available at no or minimal charge; or (d) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Order” means any order, writ, injunction, judgment or decree of any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 4.15(b).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.03.

“Parent Capitalization Date” has the meaning set forth in Section 5.05.

“Parent Common Shares” has the meaning set forth in Section 5.05.

“Parent Common Share Value Metric” means the greatest of (i) the Parent Stock Price, (ii) the closing price per Parent Common Share on the scheduled trading day immediately prior to the Closing Date, (iii) the opening price per Parent Common Share on the Closing Date, or, if the Closing Date is not a scheduled trading day, the scheduled trading day immediately thereafter, (iv) the closing price per Parent Common Share on the Closing Date or, if the Closing Date is not a scheduled trading day, the scheduled trading day immediately thereafter, or (v) if the Closing occurs after NASDAQ closes on the Closing Date, the opening price on the scheduled trading day immediately following the Closing Date, in each case, on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company).

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent, Merger Sub I and Merger Sub II to the Company.

“Parent Financial Statements” has the meaning set forth in Section 5.07.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, properties or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any Effect arising out of or resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) changes or prospective changes in Applicable Law or the interpretation thereof, (iii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodities or currency markets (including changes in interest or exchange rates) and any government shutdowns, (iv) tariffs, sanctions, trade policies, executive orders or similar Applicable Laws, Orders or policies, or any trade disputes, “trade wars” or similar actions, or any threats of any of the foregoing, (v) changes or conditions generally affecting any of the industries in which Parent or any of its Subsidiaries operates, (vi) geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in the Middle East, and any evolutions or escalations thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, acts of war, armed conflict, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or fires, floods, earthquakes, weather events or other disasters, or any action taken by any Governmental Authority in response to any of the foregoing, (vii) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to the Company or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (viii) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the Parent Common Shares or any other securities of Parent on the NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of Parent (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect), or (x) any actions expressly required to be taken or expressly prohibited from being taken (including pursuant to Section 7.01(ii)) by Parent or any of its Subsidiaries pursuant to the terms of this Agreement, other than Section 7.01(i), except, with respect to clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that such Effect is disproportionately adverse to Parent and its Subsidiaries relative to others in the industry or industries in which Parent and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur or (B) would reasonably be expected to prevent, materially impair or materially delay the ability of Parent, Merger Sub I or Merger Sub II to perform its obligations hereunder or consummate the Mergers or the other transactions contemplated hereby prior to the End Date.

“Parent Preferred Shares” has the meaning set forth in Section 5.05.

“Parent Restricted Stock Unit Awards” means a restricted stock unit award with respect to Parent Common Shares that is or was subject to vesting conditions based solely on continued employment or service, granted under a Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 5.06(a).

“Parent Securities” has the meaning set forth in Section 5.05.

“Parent Stock Option” means a stock option to purchase Parent Common Shares, granted under a Parent Stock Plan.

“Parent Stock Plan” means each of (a) the Rocket Lab 2021 Stock Option and Incentive Plan, (b) the Rocket Lab 2021 Employee Stock Purchase Plan, and (c) the Rocket Lab Second Amended and Restated 2013 Stock Option and Grant Plan.

“Parent Stock Price” means the volume weighted average price per Parent Common Share on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the period of the ten (10) consecutive trading days ending on and including the second full trading day prior to the First Effective Time.

“Payoff Letters” has the meaning set forth in Section 8.10(f).

“Per Share Cash Equivalent Consideration” means the (a) the Cash Consideration plus (b) the product (rounded to the nearest whole cent) of (i) the Exchange Ratio multiplied by (ii) the Parent Stock Price.

“Permit” means each governmental license, franchise, certificate, approval, registration, order, decree or other similar authorization of a Governmental Authority, including all Telecommunications Permits, relating to the assets or business (including each Company Satellite and the Company Satellite Constellation) of the Company or its Subsidiaries which is necessary for the conduct of the business as currently conducted.

“Permitted Liens” means (a) any statutory or other Liens for Taxes or governmental assessments that are not yet due and payable or the amount or validity which is being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Company’s financial statements in accordance with GAAP, (b) cashiers’, landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens imposed by law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) pledges or deposits made in the ordinary course of business to secure obligations pursuant to workers’ compensation laws, unemployment insurance, social security, retirement and similar laws or to secure public or statutory obligations, in each case in the ordinary course of business, (d) non-monetary Liens, encumbrances, restrictions and other items in respect of real property appearing in the applicable public real property records as of the date of this Agreement that do not materially interfere with the use of the applicable real property, are not material in amount and do not, individually or in the aggregate, materially detract from the value or marketability of such real property, (e) statutory landlords’ Liens and Liens granted to landlords under any Company Lease for amounts that are not delinquent, (f) non-exclusive licenses or sublicenses, covenants not to sue or other grants of Intellectual Property in the ordinary course of business, (g) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the organizational documents of the issuer of such securities, (h) Liens as set forth on Section 1.01(c) of the Company Disclosure Schedule or (i) Liens securing indebtedness or liabilities that are reflected on the Company Balance Sheet, the existence of which are disclosed in the notes to the Company Financial Statements.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Personal Data” means “personal information,” “personally identifiable information,” “personal data,” and any terms similar import, in each case as defined under Applicable Laws relating to data privacy, data protection, cybersecurity and/or the Processing of such information or data.

“Proceeding” means any action, cause of action, demand, claim, charge, complaint, arbitration, mediation, litigation, suit, investigation, audit, injunction or other legal or administrative proceeding commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.

“Process” means, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Proxy Statement/Prospectus” has the meaning set forth in Section 8.02(a).

“Real Property” has the meaning set forth in Section 4.15(c).

“Registration Statement” has the meaning set forth in Section 4.09(a).

“Representatives” means, with respect to a Person, such Person’s affiliates and its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives acting on such Person’s behalf.

“Required Amount” has the meaning set forth in Section 5.15.

“Required Regulatory Approvals” means the notices, authorizations, registrations, approvals, Orders, Permits, confirmations and consents from any Governmental Authority that are necessary in connection with the consummation of the transactions contemplated by this Agreement, including to maintain in full force and effect any Permits or Government Contracts following the consummation of the transactions contemplated by this Agreement in accordance with its terms.

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons (including the Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons); (ii) located in, ordinarily resident in or organized under the laws of a country, region or territory that is the subject or target of comprehensive Sanctions; or (iii) owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by any of the foregoing.

“Sanctions” means, collectively, the sanctions and trade embargos imposed, administered or enforced by the United States government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.

“Satellite and Communications Law” means any U.S. or non-U.S. statute, Applicable Law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or similar instrument of authority issued or promulgated by the FCC, a state public utility or public service commission or any other U.S. or non-U.S. Governmental Authority that regulates (a) the provision of communications, telecommunications, information, broadcast or video services, (b) the use of electromagnetic spectrum or (c) the assignment of licenses to construct, launch and operate satellites, operate Ground Stations, sell or support user terminals, devices, handsets, or components, use the electromagnetic spectrum or provide communications, telecommunications, information, broadcast or video services, including the United States Communications Act of 1934, the United States Telecommunications Act of 1996, the International Telecommunication Union Radio Regulations, the Applicable Law governing licensing and operations in countries in which the Company or any Subsidiaries hold, are applying for, or control, Permits or Telecommunications Permits and every other Applicable Law applicable to interstate and international satellite operations or telecommunications, together with all Applicable Law concerning the provision of intrastate telecommunications services or concerning the interstate operation of any satellite operations or telecommunications, cable or open video system.

“Scraped Dataset” means any data that was collected or generated using web scraping, web crawling or web harvesting software or services that turns the unstructured data found on the web into machine readable, structured data that is ready for analysis.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.03(b).

“Second Effective Time” has the meaning set forth in Section 2.03(b).

“Second Merger” has the meaning set forth in Recitals.

“Second Merger Condition” means that the Equity Threshold Condition would be satisfied using the greater of (i) the Parent Stock Price and (ii) the closing price per Parent Common Share on the second trading day immediately prior to the Closing Date for the value of Parent Common Shares in lieu of the Parent Common Share Value Metric (solely for purposes of determining whether the Second Merger Condition is met), in each case, on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company).

“Security Incident” has the meaning set forth in Section 4.16(k).

“Short-Term Incentives” has the meaning set forth in Section 7.04(c).

“Solvent” has the meaning set forth in Section 5.15.

“Stockholder Proceeding” has the meaning set forth in Section 8.07.

“Subsidiary” means, with respect to any Person, (i) any entity of which such Person, directly or indirectly, owns securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning set forth in Section 6.05(e).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Surviving Entity” has the meaning set forth in Section 2.01(b).

“Systems” means all information technology or data processing networks, systems, equipment, facilities or services owned, controlled, or used by or for the Company or any of its Subsidiaries.

“Tax” means any income, alternative or add-on minimum tax, gross income, estimated gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit or other tax or other like assessment, duty, impost, fee or charge in the nature of a tax (including withholding on amounts paid to or by any Person) and whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest, penalty or addition to tax imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”).

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and attachments or schedules thereto.

“Team Telecom” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, dated April 4, 2020, as well as any successor group or other group within the Executive Branch of the United States government whose primary objective is to review national security and law enforcement concerns that may be raised by foreign participation in the United States telecommunications services sector.

“Telecommunications Permits” means (a) all permits, authorizations, licenses, franchises, approvals, certificates, consents, exceptions, waivers, concessions, grants, clearances, permissions, qualifications, easements, exemptions, Orders, variances, registrations, notices or other obligations issued, in each case by any Telecommunications Regulatory Authority and held by the Company or its Subsidiaries, including for use of the radio spectrum, the operation of the Company Satellites, the Company Satellite Constellation and Ground Stations and the sale or support of user terminals, devices, handsets, or components by the Company or any of its Subsidiaries and (b) all leases or subleases (other than Company Leases) for the use of radio spectrum, the operation of Ground Stations and the sale or support of user terminals, devices, handsets, or components licensed by any Telecommunications Regulatory Authority that are between Company or any of its Subsidiaries, as lessee(s), and the licensees or permittees of such spectrum (other than Company or any of its Subsidiaries), as lessors, pursuant to which Company or any of its Subsidiaries has the right to use such radio spectrum, to operate such Ground Stations or to sell and support user terminals, devices, handsets, or components.

“Telecommunications Regulatory Authority” means any Governmental Authority that regulates the telecommunications operations of the Company and its Subsidiaries in the jurisdictions in which it operates, including for market access, including the FCC and International Telecommunication Union.

“Terminated Benefit Plan” has the meaning set forth in Section 6.03.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Top Customer” has the meaning set forth in Section 4.21(a)(i).

“Top Supplier” has the meaning set forth in Section 4.21(a)(ii).

“Training Data” means any data used to develop, train, refine, fine tune, test or improve the Company’s AI Systems, including data contained in or obtained from Scraped Datasets.

“Treasury Regulations” means the regulations of the U.S. Treasury Department promulgated under the Code (including any successor regulations).

“Uncertificated Shares” has the meaning set forth in Section 2.06(a)(ii).

“U.S. Plan” means any Company Plan that covers Company Service Providers located primarily within the United States.

“WARN” has the meaning set forth in Section 4.19(d).

Section 1.02.        Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time (other than any such references in the Company Disclosure Schedule or the Parent Disclosure Schedule, which shall exclude any amendments, modifications or supplements that are not expressly referenced). References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “law” or “laws” will be deemed to also include any Applicable Law. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (i) publicly available on the SEC EDGAR database (without redaction or omission, other than immaterial redactions) at least two Business Days prior to the execution of this Agreement or (ii) uploaded to the “Intrepid” dataroom hosted on Datasite.

Article 2
The Mergers

Section 2.01.        The Mergers. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub I shall be merged with and into the Company at the First Effective Time. Following the First Effective Time, the separate existence of Merger Sub I shall cease and the Company shall continue as the surviving entity of the First Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub I in accordance with the DGCL. When the term “Company” is used in this Agreement with respect to periods after the First Effective Time, such term shall have the same meaning as the term “Surviving Corporation.”

(b)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, (i) if the Second Merger Condition is satisfied, immediately after the First Effective Time, or (ii) if the Equity Threshold Condition (but not the Second Merger Condition) is satisfied, on the second trading day following the First Merger, the Surviving Corporation shall be merged with and into Merger Sub II at the Second Effective Time. Following the Second Effective Time, the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity of the Second Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Surviving Corporation in accordance with the DGCL and the DLLCA. If neither the Second Merger Condition nor the Equity Threshold Condition has been satisfied, then the Second Merger shall not occur, and the Company shall be considered the “Surviving Entity” for all purposes of, and under, this Agreement.

Section 2.02.        Closing of the Mergers. Subject to the provisions of Article 9, the closing of the Mergers (the “Closing”) will take place through the electronic exchange of the applicable documents and signature pages, using PDFs or electronic signatures, as soon as reasonably practicable, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.03.        Effective Times. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, the parties hereto shall cause an agreement or certificate of merger in form and substance reasonably acceptable to Parent and the Company with respect to the First Merger (in any such case, the “First Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The First Merger shall become effective at the time that the First Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the First Certificate of Merger (the time the First Merger becomes effective being referred to herein as the “First Effective Time”).

(b)            Subject to the terms and conditions set forth in this Agreement and fulfillment of the Second Merger Condition, immediately following the First Effective Time, or fulfillment of the Equity Threshold Condition, on the second trading day after the First Effective Time the parties hereto shall cause an agreement or certificate of merger in form and substance reasonably acceptable to Parent and the Company with respect to the Second Merger (in any such case, the “Second Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL and the DLLCA. The Second Merger shall become effective at the time that the Second Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Second Certificate of Merger (the time the Second Merger becomes effective being referred to herein as the “Second Effective Time”).

Section 2.04.        Effect of the Mergers. (a) At and after the First Effective Time, the First Merger will have the effect set forth in this Agreement and the applicable provisions of the First Certificate of Merger and the DGCL.

(b)            If the Second Merger occurs, at and after the Second Effective Time, the Second Merger will have the effect set forth in this Agreement and the applicable provisions of the Second Certificate of Merger and the DGCL and the DLLCA.

Section 2.05.        Conversion of Shares. (a) At the First Effective Time, and by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or the holders of any Company Common Shares or any shares of capital stock of Parent, Merger Sub I or Merger Sub II:

(i)            Except as otherwise provided in Section 2.05(a)(ii), Section 2.05(a)(iii) or Section 2.07, each Company Common Share outstanding immediately prior to the First Effective Time will automatically be converted into the right to receive (A) $27.00 in cash (the “Cash Consideration”) and (B) a number of Parent Common Shares equal to the Exchange Ratio ((A) and (B) collectively, together with any cash in lieu of fractional Parent Common Shares as specified in Section 2.07 below, the “Merger Consideration”), in the case of each of clause (A) and clause (B), without interest. As of the First Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or distributions to be paid in accordance with Section 2.06, without interest if paid in accordance with this Agreement.

(ii)            Each Company Common Share held by the Company as a treasury share or owned by Parent, Merger Sub I, Merger Sub II or any other Subsidiary of Parent immediately prior to the First Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto.

(iii)            Each Company Common Share held by any Subsidiary of the Company immediately prior to the First Effective Time will be converted into such number of common shares of the Surviving Corporation such that each Subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the First Effective Time as such Subsidiary owned in the Company immediately prior to the First Effective Time.

(iv)            Each share of common stock of Merger Sub I outstanding immediately prior to the First Effective Time will be converted into and become one share of common stock of the Surviving Corporation and, except as provided in Section 2.05(a)(iii), will constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)            If the Second Merger occurs, at the Second Effective Time, and by virtue of the Second Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or the holders of any Company Common Shares or any shares of capital stock of Parent, Merger Sub I or Merger Sub II, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable membership interest of the Surviving Entity.

Section 2.06.        Surrender and Payment. (a) Prior to the Closing Date, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement, reasonably acceptable to the Company, with the Exchange Agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the First Effective Time (i) certificates representing Company Common Shares (the “Certificates,” and such underlying shares, “Certificated Shares”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”). Prior to the First Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration (with respect to Parent Common Shares, in the form of evidence of such Parent Common Shares in book-entry form) to be paid in respect of the Certificated Shares and the Uncertificated Shares. Any cash constituting the Merger Consideration may be invested by the Exchange Agent as directed by Parent; provided that (A) no such investment will relieve Parent or the Exchange Agent from making the payments required by this Article 2 and (B) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation, the Surviving Entity or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Exchange Agent is insufficient to pay the aggregate cash portion of the Merger Consideration, Parent will promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make all such payments pursuant to Section 2.06(b). The aggregate cash portion of the Merger Consideration as so deposited with the Exchange Agent will not be used for any purpose other than to fund payments pursuant to Section 2.06(b), except as expressly provided for in this Agreement.

(b)            As promptly as practicable after the First Effective Time (but no later than three Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Common Shares at the First Effective Time a letter of transmittal and instructions (in each case, which will be in a form reasonably acceptable for the Company and finalized prior to the First Effective Time, and which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.12) or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.12), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Certificated Share and each Uncertificated Share (less any applicable withholding). The Parent Common Shares constituting part of such Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificated Share or Uncertificated Share will represent from and after the First Effective Time for all purposes only the right to receive the Merger Consideration and the right to receive any dividends or distributions pursuant to this Section 2.06. No interest will be paid or will accrue on any cash payable upon surrender of any such Company Common Shares.

(c)            If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.12) shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any stock transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that any such Taxes have been paid or are not payable.

(d)            At the First Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the First Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, the Surviving Entity or the Exchange Agent, they will be canceled and exchanged for the Merger Consideration and the right to receive any dividends or distributions provided for by, and in accordance with the procedures set forth in, this Article 2.

(e)            Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.06(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares twelve (12) months after the First Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration in accordance with this Section 2.06 prior to that time will thereafter look only to Parent for payment of the Merger Consideration and the right to receive any dividends or distributions pursuant to this Section 2.06 in respect of such Company Common Shares without any interest thereon, if paid in accordance with this Agreement. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Surviving Entity or the Exchange Agent will be liable to any holder of Company Common Shares for amounts payable pursuant to this Section 2.06 that is delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(f)            No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.10, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates (including via affidavits of loss in lieu thereof in accordance with Section 2.12) or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.06. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.10 and the amount of all dividends or other distributions with a record date after the First Effective Time previously paid or payable on the date of such surrender with respect to such securities.

Section 2.07.        Dissenting Shares. (a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Common Shares that are issued and outstanding as of immediately prior to the First Effective Time and held by a stockholder of the Company who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.05(a)(i). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of the Uncertificated Shares, as applicable, that formerly evidenced such Company Common Shares in the manner provided in Section 2.06 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in accordance with the provisions of Section 2.12).

(b)            The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands in respect of Dissenting Company Shares.

Section 2.08.        Treatment of Equity Awards.

(a)            Effective as of the First Effective Time, each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award that is outstanding immediately prior to the First Effective Time shall be assumed by Parent and converted into a restricted stock unit award covering Parent Common Shares (each, an “Assumed RSU Award”). Each Assumed RSU Award will continue to have and be subject to the same terms and conditions as applied to the Company Restricted Stock Unit Award or the Company Performance Stock Unit Award immediately prior to the First Effective Time, including the same vesting and leaver provisions; provided that (i) each such Assumed RSU Award will be adjusted to cover a number of whole Parent Common Shares equal to (A) the number of Company Common Shares that were subject to the respective Company Restricted Stock Unit Award (or Company Performance Stock Unit Award, if applicable, with such number of Company Common Shares determined as if all applicable performance-based vesting conditions had been satisfied at the target level) immediately prior to the First Effective Time, multiplied by (B) the Equity Award Exchange Ratio, with the result rounded down to the nearest whole share and (ii) in addition to any other provisions that apply to the corresponding Company Restricted Stock Unit Award or Company Performance Stock Unit Award, as applicable, the Assumed RSU Award shall vest in full in the event of a termination of a Company Service Provider’s employment by Parent, the Surviving Corporation or one of their Affiliates without Cause (as defined in the Company Stock Plan) within twelve (12) months following the First Effective Time.

(b)            Effective as of the First Effective Time, each Company Stock Option or Company CSAR that is outstanding and unexercised immediately prior to the First Effective Time shall, automatically and without any action on behalf of the holder thereof, be fully vested and exercisable and canceled and converted into the right to receive, in full satisfaction of the rights of the holder thereof with respect thereto, the Merger Consideration in respect of each Net Share covered by such Company Stock Option or Company CSAR, less applicable withholdings; provided that any Company Stock Option or Company CSAR for which the exercise price or strike price, as applicable, equals or exceeds the Per Share Cash Equivalent Consideration shall be cancelled for no consideration; provided, further, that the Merger Consideration payable with respect to any Net Share covered by a Company CSAR shall be paid solely in cash with the stock portion of the Merger Consideration converted into cash based on the Parent Stock Price. All payments due under this Section 2.08(b) shall be made at or as soon as practicable after the First Effective Time (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least five Business Days following the Closing Date), pursuant to the Company’s, the Surviving Corporation’s or the Surviving Entity’s ordinary payroll practices, and will be subject to any applicable tax withholding. The applicable taxes required to be withheld from the Merger Consideration payable in respect of each Net Share covered by any Company Stock Option shall first reduce the Cash Consideration portion of the Merger Consideration with any remaining amounts reducing the stock consideration portion of the Merger Consideration, with the value of the stock portion for purposes of such deduction determined based on the closing price of Parent Common Shares on the date from which the tax liability is measured.

(c)            At or prior to the First Effective Time, the compensation committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors, as applicable, shall adopt resolutions and take any actions that are necessary to effectuate the treatment of the Company Restricted Stock Unit Awards, the Company Performance Stock Unit Awards, the Company Stock Options and the Company CSARs (together, the “Company Equity Awards”) pursuant to this Section 2.08. As soon as practicable following the date hereof and in all events prior to, and contingent upon, the First Effective Time, the Company shall cause the Company Stock Plans to terminate at or prior to the First Effective Time.

(d)            At or as soon as reasonably practicable following the Closing, Parent shall file with the SEC a registration statement on Form S-8 (the “Form S-8 Registration Statement”), if and when available for use by Parent, registering the Parent Common Shares issuable with respect to those Assumed RSU Awards that are eligible for registration on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of the Form S-8 Registration Statement for so long as such Assumed RSU Awards remain outstanding; provided, however, that Parent shall not be required to file the Form S-8 Registration Statement (i) during a trading “blackout” period under Parent’s securities trading policies, (ii) if Parent determines in its good faith judgment, based on advice from its internal or external securities counsel, that the offer and sale or other disposition of securities pursuant to the Form S-8 Registration Statement would require public disclosure by Parent of material nonpublic information that Parent is not otherwise obligated to disclose, and (iii) while trading of Parent Common Shares has been suspended globally under Parent’s then effective registration statements and, in the case of each of clauses “(i)” through “(iii)” above, Parent shall only be required to file the Form S-8 Registration Statement as soon as reasonably practicable after Parent determines in its good faith judgment (and, in the case of clause “(ii)” above, based on advice from its internal or external securities counsel) that the cause of the delay of such filing is no longer applicable.

Section 2.09.        Adjustments. If, during the period between the date of this Agreement and the First Effective Time, the outstanding shares of capital stock of the Company or Parent shall have changed into a different number or class of shares by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, but excluding for the avoidance of doubt any change that results from (a) the exercise or settlement (as applicable) of stock options or other equity awards to purchase Company Common Shares or Parent Common Shares (as disclosed in Section 4.05 and Section 5.05, respectively) or (b) the grant of stock-based compensation to directors or employees of Parent or (other than any such grants not made in accordance with the terms of this Agreement) the Company under Parent’s or the Company’s, as applicable, stock option or compensation plans or arrangements, the Merger Consideration, the Exchange Ratio (and its determination), the Equity Award Exchange Ratio (and its determination) and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.09 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.10.        Fractional Shares. No fractional Parent Common Shares shall be issued in the Mergers. All fractional Parent Common Shares that a holder of Company Common Shares would otherwise be entitled to receive as a result of the Mergers shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Parent Stock Price by the fraction of a Parent Common Share to which such holder would otherwise have been entitled.

Section 2.11.        Withholding Rights. Notwithstanding anything to the contrary herein, each of the Company, the Surviving Corporation, the Surviving Entity and any of their respective Affiliates or agents (including the Exchange Agent) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Applicable Law relating to Taxes. Any amounts so deducted or withheld shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.12.        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in a form reasonably acceptable to Parent and the Exchange Agent by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01.        Organizational Documents. Subject to Section 7.03, (a) the certificate of incorporation and bylaws of Merger Sub I, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation from and after the First Effective Time until thereafter amended as provided therein or by Applicable Law and (b) if the Second Merger occurs, the certificate of formation and limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Entity from and after the Second Effective Time until thereafter amended as provided therein or by Applicable Law.

Section 3.02.        Directors and Officers. (a) From and after the First Effective Time until the Second Effective Time, (i) the directors of the Company immediately prior to the First Effective Time shall be the initial directors of the Surviving Corporation, and (ii) the officers of the Company immediately prior to the First Effective Time shall be the initial officers of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)            If the Second Merger occurs, from and after the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the initial officers of the Surviving Entity, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Article 4
Representations and Warranties of the Company

Except (a) as disclosed in any Company SEC Document filed after January 1, 2023 and at least two Business Days before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section or other statements that are similarly nonspecific or predictive, cautionary or forward looking; it being understood that this clause (a) shall not apply to Section 4.01, Section 4.02, Section 4.05, Section 4.23, Section 4.24 or Section 4.25) or, (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent, Merger Sub I and Merger Sub II that:

Section 4.01.        Corporate Existence and Power. (a) The Company (x) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (y) has all corporate powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (y) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, or the properties or assets owned, operated or leased by it requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            The Company has made available to Parent true, complete and correct copies of the Company’s certificate of incorporation and bylaws, in each case, as amended through the date of this Agreement.

Section 4.02.        Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Company Common Shares to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law and the organizational documents of the Company in connection with the consummation of the Mergers and the other transactions contemplated hereby. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent, Merger Sub I and Merger Sub II, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)            At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its stockholders, (ii) declared this Agreement and the transactions contemplated by this Agreement, including the Mergers, advisable, (iii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders in accordance with the terms of this Agreement and (v) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement in accordance with the terms of this Agreement, including the Mergers, to the stockholders of the Company (such recommendation, the “Company Recommendation”).

Section 4.03.        Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of (i) the HSR Act and any other applicable Competition Laws, and (ii) the applicable Foreign Investment Laws and the NISPOM, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of, the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NASDAQ, (e) compliance with and filings, registrations or notifications under Satellite and Communications Law (and if Team Telecom requests the FCC to defer approving the transaction until Team Telecom has reviewed the transactions contemplated by this Agreement, then also any filings with Team Telecom), and (f) any other actions or filings (i) required solely by reason of the participation of Parent, Merger Sub I or Merger Sub II (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.        Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (with or without the passage of time) under, or cause or permit the termination, acceleration of performance, or cancellation of any agreement binding upon the Company or any of its Subsidiaries or Permit or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any properties, rights or assets of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.        Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.001 per share (the “Company Common Shares”) and 2,000,000 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Shares”). As of 11:59 pm Eastern Time on June 24, 2026 (the “Company Capitalization Date”), there were outstanding (i) 105,956,272 Company Common Shares, (ii) no Company Preferred Shares, (iii) 4,098,161 Company Common Shares subject to outstanding Company Restricted Stock Unit Awards (603,191 of which are vested and 3,494,970 of which are unvested), (iv) 269,325 Company Common Shares subject to outstanding Company Performance Stock Unit Awards (assuming vesting of performance-based conditions at target levels for awards with uncertified achievement), (v) 153,694 Company Common Shares subject to outstanding Company Stock Options (none of which are unvested) and (vi) 229,796 Company Common Shares subject to outstanding Company CSARs. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)            Except (x) as set forth in this Section 4.05 and (y) for changes since the Company Capitalization Date resulting from the exercise, vesting, conversion or any settlement of Company Equity Awards outstanding as of the Capitalization Date in accordance pursuant to the terms of such Company Equity Awards, as of the date hereof there are no issued, reserved for issuance or outstanding or binding commitments to issue or reserve, as applicable, (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) stock options, restricted stock, restricted stock units, stock appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c)            (i) Section 4.05(c)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Stock Option and Company CSAR, the name of the holder (or an anonymized identifier), the type of award, whether such holder is an employee of the Company or a Subsidiary of the Company, the number, class and series of shares of Company Common Shares issuable upon the exercise of such Company Stock Option or subject to such Company CSAR, the date of grant, the expiration date, the exercise price or strike price (as applicable), the vesting schedule, and whether such Company Stock Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code and (ii) Section 4.05(c)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Restricted Stock Unit Award and Company Performance Stock Unit Award, the name of the holder (or an anonymized identifier), the type of award, whether such holder is an employee of the Company or a Subsidiary of the Company, the number, class and series of shares of Company Common Shares issuable upon the vesting and settlement of such Company Restricted Stock Unit Award or Company Performance Stock Unit Award (as applicable and assuming target levels of achievement), the date of grant and the vesting schedule.

(d)            As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote.

(e)            As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no voting trusts or other agreements or commitments to which the Company is a party with respect to the voting of the Company Securities.

(f)            None of the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.        Subsidiaries. (a) Each Subsidiary of the Company (x) has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and (y) has all organizational powers required to carry on its business and to own, lease or operate its respective properties, rights and assets as now conducted, except in the case of this clause (y) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organizations as of the date hereof are identified in Exhibit 21.1 of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025. None of the Company’s Subsidiaries is in violation of its organizational documents.

(b)            All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company directly or indirectly, free and clear of any Lien (other than Permitted Liens or securities transfer restrictions imposed thereon by applicable securities law). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted stock, stock appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).

(c)            There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person.

Section 4.07.        SEC Filings; Internal Control. (a) The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Law since January 1, 2023 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or at any time has been, required to file any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC pursuant to Applicable Law.

(b)            As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will when so filed comply, as to form, in all material respects, with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed after the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2023, the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities, (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, disclosed to the Company’s independent auditors and the audit committee of the Board of Directors any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data. As of the date hereof, since the most recent evaluation of the Company’s chief executive officer and chief financial officer prior to the date hereof, neither the audit committee of the Board of Directors nor the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. Since January 1, 2023, there has been no material complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective Internal Controls. Since January 1, 2023, no attorney representing the Company or any of its Subsidiaries has reported evidence of a violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company’s chief legal officer, Board of Directors or audit committee (or equivalent committee) of the Board of Directors.

(e)            As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review.

(f)            The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(g)            Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.

Section 4.08.        Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including any related notes and schedules (the “Company Financial Statements”), fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal and customary year-end audit adjustments and the absence of footnotes). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC, and neither the Company nor any of its Subsidiaries has any commitment to become a party to any off-balance sheet arrangement of the type required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC.

Section 4.09.        Disclosure Documents. (a) The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which Parent Common Shares issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Mergers and the other transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) shall not, on the date the Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting (or any adjournment thereof) or Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or Proxy Statement/Prospectus based upon information supplied to the Company by Parent, Merger Sub I, Merger Sub II or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.10.        Absence of Certain Changes. Since March 31, 2026 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the First Effective Time without Parent’s consent, would constitute a material breach of Section 6.01.

Section 4.11.        No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations to the extent disclosed and provided for in the Company Balance Sheet (or notes thereto); (b) liabilities or obligations to the extent incurred in the ordinary course of business since the Balance Sheet Date, none of which arises from any breach of contract, tort, misappropriation or violation of Applicable Law; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.        Compliance with Laws; Permits. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2023, have been, in compliance with all Applicable Laws. Neither the Company nor any of its Subsidiaries nor any of their respective assets is, to the Knowledge of the Company, under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law, except for such investigations or charges which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits (including Telecommunications Permits) necessary for those entities to carry on their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened.

(c)            The Company and each of its Subsidiaries, including their respective directors, officers, employees (in each case, to the extent acting for or on behalf of the Company or any Subsidiary), and, to the Knowledge of the Company, consultants and agents (in each case, to the extent acting for or on behalf of the Company or any Subsidiary), are and for the past five years have been in compliance with Anti-Corruption Laws in all material respects and have not, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, services, entertainment or other expenses related to political activity; (ii) made, offered, authorized, or promised to make any unlawful payment or provided, offered, authorized, or promised to provide anything of value either directly or indirectly to any Governmental Official, for (1) purposes of influencing any act or decision of any Governmental Official in their official capacity, (2) inducing any Governmental Official to do or omit to do any act in violation of their lawful duty, (3) securing an improper advantage or (4) inducing any Governmental Official to use their influence improperly, in order to obtain, retain or direct business to any Person; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Laws. The Company and each of its Subsidiaries have adopted, maintained and adhered to compliance policies and procedures and a system of internal controls reasonably designed to ensure compliance with Anti-Corruption Laws. There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Subsidiaries with respect to any Anti-Corruption Laws. To the Knowledge of the Company, within the past five years, neither the Company nor Subsidiaries have ever received an allegation, whistleblower complaint, or conducted any investigation regarding Anti-Corruption Laws. The Company and each of its Subsidiaries has made and kept books and records, accounts and other records, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries as required by the FCPA. For the purposes of this section, “Governmental Authority” includes a government-owned or controlled entity (including state-owned or state-controlled businesses or quasi-government entities); political party; royal family; and public international organization (e.g., the World Bank or Red Cross), and “Governmental Official” is any (a) officer, agent, or employee of a Governmental Authority, (b) person acting in an official capacity for or on behalf of a Governmental Authority, (c) candidate for government or political office, or (d) member of a royal family.

(d)            None of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no director, officer, employee, consultant or agent thereof (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), since April 24, 2019: (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any person who at the time of such transaction was a Sanctioned Person or otherwise violated Sanctions; or (iii) has violated any Ex-Im Law.

(e)            Neither the Company nor any Subsidiary has been for the past five years the subject of any allegation or enforcement proceeding, nor to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions.

(f)            No Company Subsidiary is a “covered foreign person” as defined in the rules set forth at 31 C.F.R. Part 850, as implemented or revised from time to time.

Section 4.13.        Telecommunications Permits; Company Satellites; Ground Stations.

(a)            Section 4.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of: all Telecommunications Permits held by the Company or its Subsidiaries (including all Telecommunications Permits for the operation of its mobile satellite services systems from user terminals to the active Company Satellites and from active Company Satellites to user terminals) that (i) are issued by any Telecommunications Regulatory Authority in the U.S. or (ii) that are material and issued by any Telecommunications Regulatory Authority outside of the U.S.

(b)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries: (i) hold all Telecommunications Permits necessary for the Company and its Subsidiaries to conduct its business as currently operated; (ii) are in compliance in all respects with the terms and conditions of all Telecommunications Permits; and (iii) have not granted any rights under any Telecommunications Permit to any Third Party, and none of the rights covered by the Telecommunications Permits is subject to any spectrum lease with any Third Party or any other agreement giving any Third Party any right to directly use the spectrum rights assigned under such Telecommunications Permit or that encumber the Company’s spectrum usage rights under such Telecommunications Permit.

(c)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Telecommunications Permits held by the Company and its Subsidiaries: (i) is valid and in full force and effect and has not been revoked, suspended, cancelled, rescinded or terminated and has not expired, and to the Knowledge of the Company, there is no reason to believe that any such Telecommunications Permits will not be renewed in the ordinary course of business; (ii) has been granted without conditions, except for those conditions on the face of such Telecommunications Permit or conditions generally applicable to all similarly situated licensees or permittees, or conditions imposed by a Governmental Authority in an Order that was released and accessible to the public; (iii) is free and clear of all Liens (other than Permitted Liens); (iv) is not subject to any administrative or judicial proceeding, other than non-material proceedings or material proceedings affecting the telecommunications industry or any other industry or industry sector in which the Company or any of its Subsidiaries operates that generally affect licenses similar to the Telecommunications Permits that: (A) would reasonably be expected to result in the adverse modification, termination, revocation, suspension, expiration or limitation on the use of any Telecommunications Permit or (B) seeks the payment of a fine, sanction, penalty, contribution or other damages in connection with the use of any Telecommunications Permits held by the Company or any of its Subsidiaries; and (v) is not and has not been subject to any written or, to the Knowledge of the Company, oral threats of suspension, adverse modification or cancellation of any such Telecommunications Permits.

(d)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to each Telecommunications Permit held by the Company or any of its Subsidiaries, since January 1, 2023 (i) all documents required to be filed or otherwise submitted at any time with any Governmental Authority with respect to such Telecommunications Permit have been timely filed or the time period for such filing has not lapsed, (ii) all such documents filed were true and correct as of the date of each such document and (iii) no Telecommunications Permit held by the Company or any of its Subsidiaries is subject to any conditions other than those appearing on the face of such Telecommunications Permit, those imposed by a Governmental Authority in an Order that was released and accessible to the public and those imposed by a Governmental Authority upon the telecommunications industry or in any other industry or industry sector in which the Company or any of its Subsidiaries operates or that generally affect licenses similar to the Telecommunications Permits.

(e)            Section 4.13(e) of the Company Disclosure Schedule sets forth, as of the date hereof, with respect to each such Company Satellite complete health status information for all Company Satellites including the Company’s projections with respect to fuel or design life expectations developed in the ordinary course of operations of each of such Company Satellite. Except as would not reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, Section 4.13(e) of the Company Disclosure Schedule presents a fair depiction of the health and operational status of such Company Satellites, and to the Knowledge of the Company, there is no reason to believe that any Company Satellites will be re-orbited, de-commissioned, repurposed, or abandoned prior to the expiration of its manufacturer specified useful life. As of the date hereof, the Company Satellites are in good operating condition and repair (subject to normal wear and tear) and are suitable for their intended purposes (including the operation of the Company Satellite Constellation). To the Knowledge of the Company and as of the date hereof, Company Satellites, together with the other assets of the Company, are reasonably anticipated to be sufficient to operate the Company Satellite Constellation as currently operated by the Company until 2035 and there is no reason to believe that the Company Satellite Constellation will suffer any material degradation, disruption or other adverse modification of operation, availability, performance or function prior to 2035. The Company has no planned satellite launches as of the date hereof.

(f)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any material notice or claim with respect to its rights to use the frequency assignment(s) described in ITU filings at any orbital location(s) specified therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each orbital location and frequency registration at the ITU, (i) all material documents required to be filed at any time by the Company with the ITU have been timely filed or the time period for such filing has not lapsed, and (ii) all such documents filed by or on behalf of the Company or any Affiliate thereof are correct. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of such filings or any decisions or rulings by or correspondence with the ITU or any ITU staff directed or relating to the Company or any Affiliate thereof or any Company Satellite imposes any limitation on the use of any Company Satellite or the Company Satellite Constellation, other than those imposed by ITU rules and regulations generally.

(g)            Section 4.13(g) of the Company Disclosure Schedule sets forth all gateway and teleport Ground Stations that are owned, leased or operated by the Company or any of its Subsidiaries as of the date of this Agreement, or that are licensed by a Governmental Authority to, a third party for purposes of administering such third party’s communications with Company Satellites, (the “Major Stations”).  As of the date of this Agreement, no ground station or other facility (other than a Major Station) provides telemetry, tracking and control for any Company Satellite in any material respect. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each Major Station and all material components used in connection therewith are (a) in good operating condition and repair (subject to normal wear and tear) and are suitable for their intended purposes and (b) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Major Station. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no other radio communications facility is causing ongoing or chronic harmful interference to the transmissions from or the receipt of signals by any Major Station and none of the Major Stations are causing chronic harmful interference to the transmissions from or the receipt of signals by any other radio communications facility.

Section 4.14.        Litigation. There is, and since January 1, 2023 has been, no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Authority or (b) Order outstanding against the Company or any of its Subsidiaries, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company and there is no Order outstanding that in any manner seeks to prevent, impair, enjoin or materially delay the Company’s ability to consummate the Mergers or any of the other transactions contemplated hereby.

Section 4.15.        Properties. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.

(b)            Section 4.15(b) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list as of the date of this Agreement of all material real property owned in fee by the Company or any of its Subsidiaries, and the name of the entity vested with title to such real property (each, an “Owned Real Property”). Each Owned Real Property is owned free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries is party to any agreement to purchase or sell any real property. The Company has made available to Parent, to the extent in its possession or control, (i) true, correct and complete copies of all deeds or other vesting instruments evidencing title of the Company and its Subsidiaries, as applicable, to each Owned Real Property and (ii) valid owner’s title insurance policies insuring the fee estate of the Company or its Subsidiary, as applicable, in each Owned Real Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company (A) there are no pending, current or threatened judicial or administrative actions or actions by adjacent landowners, natural or artificial conditions upon or proposed or pending laws, ordinances, orders, regulations or requirements, or any other facts or conditions which could have a material adverse effect upon such Owned Real Property, the operations of the Company and its Subsidiaries thereon or the value thereof, (B) there are no pending or threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any material special assessment against any Owned Real Property (C) there are no pending or threatened condemnation or similar proceeding affecting any Owned Real Property.

(c)            Section 4.15(c) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list as of the date of this Agreement of all real property leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”), including the names of the parties thereto. The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all notices exercising any extension or expansion rights thereunder and amendments, terminations, and modifications thereof (each, a “Company Lease”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, (i) each Company Lease is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Company Lease, is in violation of any provision of any Company Lease. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, the Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company expects to be able to continue to have the right to occupy the Leased Real Property through the remainder of the term of the applicable Company Lease.

(d)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, (i) the Company or its Subsidiaries currently occupies all of the Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Real Property, (ii) the Real Property is in good operating condition and repair and are suitable for the conduct of the business as presently conducted therein, (iii) neither the operation of the Company nor any of its Subsidiaries on the Real Property nor, to the Company’s Knowledge, such Real Property, violate any Applicable Law or Lien relating to such property or operations thereon, (iv) neither the Company nor any Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Real Property, and (v) the Real Property includes all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses are currently conducted.

Section 4.16.        Intellectual Property; Data Privacy.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the business (including the development, distribution, licensing, offering and sale of all products and services) of the Company and its Subsidiaries as currently conducted does not currently infringe, misappropriate or otherwise violate, and since January 1, 2023, has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person, and (ii) there is no claim or proceeding pending against, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries alleging any of the foregoing.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2023, has infringed, misappropriated or otherwise violated, the Company-Owned Intellectual Property and (ii) neither the Company nor any of its Subsidiaries have sent written notice or initiated any Proceeding alleging the same; and (iii) no Company-Owned Intellectual Property is subject to any outstanding judgment, injunction, Order or decree restricting the use thereof by the Company or its Subsidiaries.

(c)            Section 4.16(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration for Company-Owned Intellectual Property (the “Company Registered Intellectual Property”) including, as applicable, for each such item: (i) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending, (iii) the issuance, registration or application date and number of such item and (iv) with respect to domain names, the registrar. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Registered Intellectual Property (other than applications) is subsisting, unexpired and, to the Company’s Knowledge, valid and enforceable. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (x) none of the Company Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part; (y) there is no, and has not since January 1, 2023, been any, pending or, to the Company’s Knowledge, threatened Proceeding (A) challenging or contesting the ownership, validity, registrability, scope or enforceability of any Company-Owned Intellectual Property or (B) brought by the Company or one of its Subsidiaries and challenging or contesting the ownership, validity, registrability, scope or enforceability of any Intellectual Property rights of any other Person; and (z) all required filings and fees required to maintain the Company Registered Intellectual Property have been filed and paid to the relevant Governmental Authority and authorized registrars.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) either the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Company-Owned Intellectual Property; and (ii) the Company and its Subsidiaries have rights to use all other Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case of clause (i) and clause (ii), free and clear of any Liens (other than Permitted Liens) and (iii) the transactions contemplated hereby will not impair any such ownership or rights.

(e)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have, since January 1, 2023, taken and are currently taking commercially reasonable steps designed to protect, defend and enforce all Company-Owned Intellectual Property and to maintain the confidentiality of all trade secrets and other confidential information held by the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, all current and former employees, contractors, consultants, agents, and other individuals with access to any trade secrets or other material confidential information held by the Company or any of its Subsidiaries have executed an agreement (or are bound by comparable professional obligations of confidentiality) providing for non-disclosure of such trade secrets and other confidential information.

(f)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, all Persons who have developed any Intellectual Property on behalf of the Company or its Subsidiaries have done so pursuant to an agreement that assigns to the Company or one of its Subsidiaries any ownership right such Person may have in such Intellectual Property.

(g)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries and, to the Knowledge of the Company, all third parties performing services for the Company or its Subsidiaries comply and have, since January 1, 2023, complied with all applicable Data Processing Obligations. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have, since January 1, 2023, provided all notices, and obtained and maintained all consents, rights, permissions, and authorizations to Process Company Data as Processed by or for the Company or its Subsidiaries that are required under applicable Data Processing Obligations. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023 no disclosures made or contained in any Data Processing Policy have been inaccurate, misleading, or deceptive (including containing any omission).

(h)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, including any transfer of Company Data to Merger Sub II in connection therewith, will result in any breach or violation of any applicable Data Processing Obligation.

(i)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no, and has, since January 1, 2023, been no, Proceeding or threatened in writing litigation against or, to the Company’s Knowledge, involving the Company or its Subsidiaries by any Governmental Authority or other Person relating to (i) the Processing of Company Data, privacy, data protection, or security (including any Security Incident), (ii) the confidentiality, availability, or integrity of any Company IT System, products or services of the Company or any of its Subsidiaries or Company Data, or (iii) any alleged violation of any Data Processing Obligation.

(j)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have since January 1, 2023, implemented, maintained, and monitored reasonably and appropriate plans, policies, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all Company IT Systems and Company Data including against Security Incidents. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company’s and its Subsidiaries’ security plans, policies, and measures comply, and since January 1, 2023 have complied with all applicable Data Processing Obligations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have since January 1, 2023 implemented and maintained reasonable and appropriate disaster recovery and business continuity plans, procedures and facilities for its business and all Company IT Systems and Company Data. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have remediated all privacy, data protection, and security gaps and vulnerabilities identified by or to the Company or its Subsidiaries.

(k)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, (i) there has been no breach, security incident, or successful ransomware, man-in-middle, denial of access, or denial of service attack, hacking, or similar event with respect to any Company IT System or Company Data, nor any accidental, unlawful, or unauthorized access to, or other Processing of, Company Data (each, a “Security Incident”), and (ii) neither the Company nor and of its Subsidiaries have notified, nor been required under any Data Processing Obligation to notify, any Governmental Authority or any other Person in relation to any such Security Incident or alleged violation in any material respect of any Data Processing Obligation.

(l)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, there have been no disruptions, failures of, or unauthorized access to or unauthorized use of the information technology systems, computers, computer systems and networks, software, databases, servers, and communication systems, including all software and data stored on or contained therein or transmitted thereby, used, owned or controlled by the Company and its Subsidiaries (the “Company IT Systems”).

(m)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have sufficient rights to use all Company IT Systems. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company IT Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) the Company and its Subsidiaries use and have used since January 1, 2023 commercially reasonable efforts to protect the confidentiality, integrity and security of the Company IT Systems from any unauthorized use, access, interruption, or modification and from any bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses” “worms,” “spyware,” “malware” or any other disabling or malicious code. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality and security of the Company IT Systems from any unauthorized use, access, interruption, or modification and to have in place adequate security, business continuity, and disaster recovery plans and procedures, and acts in material compliance therewith.

(n)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company AI Product is prohibited, categorized as a high-risk AI system, or categorized as a general-purpose AI system in accordance with the provisions of the AI Act. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no Proceedings pending or threatened in writing against the Company or any of its Subsidiaries challenging the Company’s ethical use of AI Systems; (ii) there is no pending complaint, claim, proceeding, litigation or inquiry or investigation by a Governmental Authority alleging that Training Data used in the development, training, improvement or testing of any Company AI Product was biased, untrustworthy or manipulated in an unethical or unscientific way; and (iii) there has been no written request for information or testimony from regulators or legislators concerning any Company AI Product or related AI Systems.

(o)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the products designed, produced or distributed by the Company do not suffer from any defects that give rise to or would reasonably be likely to give rise to any product liability or warranty claims. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, (i) no product designed, produced or distributed by the Company has been the subject of any recall or warranty claim, (ii) the Company has not received any written notice alleging material defects in any such product and (iii) to the Company’s Knowledge, none of its customers have terminated or threatened in writing to terminate the distribution or sale of any such product based on any such defects or recalled, or issued a product warning with respect to, any such product.

(p)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material software programs comprising Company-Owned Intellectual Property (the “Material Company Software”) (i) is derived from, incorporated with, linked or otherwise interacts with any “copyleft” Open Source Software, and (ii) no Material Company Software that is licensed, distributed, conveyed or made available (including “software as a service”) by or on behalf of the Company or any of its Subsidiaries to other Persons (whether incorporated into a product or otherwise) contains, is derived from, incorporates, links to or otherwise interacts with any Open Source Software, in each case such that the Company or its Subsidiaries are required to disclose or distribute their proprietary source code, to license or provide their proprietary source code for the purpose of making derivative works, or to make available for redistribution to any Person their proprietary source code at no or minimal charge.

(q)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person (other than employees and independent contractors of the Company and its Subsidiaries for use solely in connection with performing services for the Company or its Subsidiaries and that are subject to written confidentiality obligations) has (i) (A) to the Knowledge of the Company, possession of or (B) the current or contingent right to access or possess, in either case, any source code of any Material Company Software, other than pursuant to source code licenses granted by the Company or its Subsidiaries in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries is a party to any source code escrow agreement requiring that the Company deposit the source code of any Material Company Software. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, the Material Company Software is free from any error or malicious code that has had an adverse effect on the operation or use of the Material Company Software.

Section 4.17.        Taxes.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(ii)            The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable. The Company and each of its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

(iii)            There is no Proceeding now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(iv)            Since January 1, 2023, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(v)            There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(vi)            Neither the Company nor any of its Subsidiaries (w) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which is or was the Company or any of its Subsidiaries), (x) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Applicable Law, (y) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than any other commercial agreements or contracts entered into in the ordinary course of business and not primarily related to Tax or any agreement among or between only the Company or any of its Subsidiaries) or (z) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 (or so much of Section 356 as relates to Section 355) of the Code in the two-year period ending on the date of this Agreement.

(vii)            Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(viii)            Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(ix)            No “closing agreements” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local, or non-U.S. Tax Law), private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or its Subsidiaries which are still in effect after the First Effective Time.

(b)            Tax Treatment. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance (other than a circumstance in which the Equity Threshold Condition is not satisfied) that could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment.

(c)            Notwithstanding anything else in this Agreement to the contrary, the representations and warranties set forth in Section 4.17 and the representations and warranties set forth in Section 4.18 that relate to Taxes are the only representations and warranties of the Company being made hereunder with respect to Tax matters.

Section 4.18.        Employee Benefit Plans. (a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Plan as of the date hereof. Copies of all documents embodying such Company Plans (or for unwritten Company Plans, a written description of the material terms of such arrangement) (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto have been furnished to Parent together with (i) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust; (ii) the most recent IRS determination, opinion or advisory letter; (iii) the most recent actuarial valuation report; (iv) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (v) the most recent discrimination tests for each Company Plan; and (vi) all material non-routine correspondence to and from any state or federal agency related to such Company Plan.

(b)            Each Company Plan has been, since January 1, 2023, established and administered in compliance with its terms and Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service (the “IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened in writing against, any Company Plan.

(c)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in conjunction with any other event, (i) entitle any Company Service Provider to any payment or benefit (including the forgiveness of any indebtedness), or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any such Company Service Provider under any Company Plan or (ii) result in any Company Service Provider receiving any “excess parachute payment” (within the meaning of Section 280G of the Code) from the Company or its Subsidiaries.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or has ever been required to contribute to, any Company Plan that is subject to Title IV of ERISA, including any “multiemployer” plan as defined in Section 3(37) of ERISA.

(e)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each International Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(f)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted and no set of circumstances exists which may reasonably give rise to a claim or lawsuit, by any current or former employee, independent contractor, consultant, advisor, or other service provider against the Company, any Company Subsidiary, the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans that would reasonably be expected to result in any material liability.

(g)            No Company Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any similar state Law or ERISA or provided as continued health coverage during a severance period pursuant to any severance package.

(h)            No Company Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise (except for any routine gross-up or reimbursement of Taxes pursuant to any expatriate arrangements in the ordinary course of business that relate to Taxes other than under Sections 409A and 4999 of the Code).

Section 4.19.        Employee and Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to (or has been a party to, since January 1, 2023), bound by or subject to any collective bargaining agreement or other contract, agreement, understanding or arrangement (each, a “CBA”) with any labor union, works council or other labor organization (each, a “Labor CBA”), nor is any CBA being negotiated. No Company Service Providers are (or have been since January 1, 2023) represented by any Labor CBA with respect to their employment or other service relationship with the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such Labor CBA is (or has been, since January 1, 2023) representing, purporting to represent or attempting to represent, any Company Service Provider. To the Knowledge of the Company, since January 1, 2023, there have been no labor organizing activities with respect to any Company Service Providers. Since January 1, 2023, there has been no material unfair labor practice charges, labor grievances, employment-related Proceedings, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or its Subsidiaries, and as of the date hereof, there is no unfair labor practice charges, labor grievances, employment-related Proceedings, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or its Subsidiaries.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2023, have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including, without limitation, Applicable Laws relating to discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any Company Service Provider, as applicable. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries: (i) have withheld and reported all amounts required by Applicable Laws or by agreement to be withheld and reported with respect to wages, salaries and other payments to any Company Service Provider, (ii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for any employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have no liability with respect to any misclassification of (x) any Person as an independent contractor rather than as an employee; (y) any Company Service Provider leased from another employer or (z) any Company Service Provider currently or formerly classified as exempt from overtime wages.

(c)            An accurate and complete list as of the date of the Agreement of all current employees of the Company or its Subsidiaries has been made available, including (i) the name (or unique identifier, to the extent the applicable Law of such employee’s jurisdiction prohibits providing the name), (ii) date of hire, (iii) title, (iv) full-time or part-time employee status, (v) primary work location, (vi) visa status (if applicable), (vii) annual salary, or hourly wage for hourly employees, (viii) any commission and bonus opportunities (target and any amounts paid in respect of the current and immediately preceding calendar year), (ix) exempt or non-exempt classification under the Fair Labor Standards Act and applicable state and local Laws (x) leave status and applicable return to work date (if known), (xi) accrued but unpaid vacation or other applicable paid time off balances as of the date hereof and (xii) employing entity.

(d)            An accurate and complete list as of the date of the Agreement has been made available of all individuals or sole proprietors (including those providing services through an entity wholly owned and operated by them) that that have a current contracting, consulting, worker, advisory, or similar non-employee relationship with the Company or its Subsidiaries, including (i) the name (or unique identifier, to the extent the applicable Law of such employee’s jurisdiction prohibits providing the name) of such service provider and (ii) notice period for termination (if applicable), (iii) a description of services provided, (iv) any pay arrangement or other compensation for services, (v) the primary location of services, and (vi) an accurate and complete copy of each contract with each such service provider.

(e)            Since January 1, 2023, none of the Company or its Subsidiaries have taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Administration and Retraining Notification Act or any similar state or local law (collectively, “WARN”) or other that would otherwise trigger WARN, issued any notification of a plant closing or mass layoff required by WARN, or incurred any liability or obligation under WARN that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN.

(f)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and all of its Subsidiaries have investigated all allegations of sexual harassment or discriminatory harassment involving Company Service Providers in a managerial position of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations, (ii) no such allegation of sexual harassment or discriminatory harassment would reasonably be expected to result in any loss to the Company and its Subsidiaries, taken as a whole, and (iii) no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company or any of its Subsidiaries into disrepute.

(g)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Service Providers are in breach of any agreements with or other commitments or obligations to any prior employers or other third parties, such as non-competition agreement, non-solicitation agreement, or confidentiality agreement, and neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company and its Subsidiaries as presently conducted or proposed to be conducted nor any activity of any Company Service Provider in connection with the carrying of the business of Company and its Subsidiaries as presently conducted or currently proposed to be conducted will result in any such breach.

Section 4.20.        Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws since January 1, 2023 or that is currently pending, and there are no judicial, administrative or other Proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;

(b)            the Company and each of its Subsidiaries have all Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits;

(c)            the operations of the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and have been in compliance with all applicable Environmental Laws since January 1, 2023;

(d)            neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries has released or disposed of any Hazardous Substance on or under real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been released or disposed, in quantities or concentrations that require investigation, remediation or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law; and

(e)            neither the Company nor any of its Subsidiaries own or have owned any real property where Hazardous Substances have been released or disposed in quantities or concentrations that require or may require investigation, remediation, or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law.

Section 4.21.        Material Contracts. (a) Section 4.21(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.21(a) (other than (i) a Company Plan, (ii) any insurance policies or binders or (iii) any purchase orders or invoices entered into in the ordinary course of business that do not contain material terms that apply generally to transactions with the applicable counterparty) to which the Company or any of its Subsidiaries is a party as of the date hereof (each contract of a type described in this Section 4.21(a), together with any contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act, a “Material Contract”):

(i)            any contract (other than a Government Contract) with a top 11 customer (determined on the basis of the aggregate revenues recognized by the Company and its Subsidiaries during calendar year 2025) (“Top Customer”);

(ii)           any contract with a top 12 vendor or supplier of goods, services or other assets (determined on the basis of the aggregate dollar volume of purchases made by the Company and its Subsidiaries during calendar year 2025) (“Top Supplier”);

(iii)          any contract that is not a lease for real property or a customer or supplier contract and that both (A) requires the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries after the date hereof in an amount having an expected value in excess of $5,000,000 and (B) cannot be canceled by the Company or any of its Subsidiaries without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(iv)          any contract relating to the acquisition or disposition of any material securities, assets or businesses (whether by merger, purchase of stock, purchase of assets or otherwise) (A) entered into since January 1, 2023 or (B) that contains any material outstanding non-competition, earn-out or other contingent payment obligations of the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s or any of its Subsidiaries’ receipt or making of future payments in excess of $5,000,000;

(v)           any contract (other than agreements with employees, contractors, consultants, agents or other Persons entered into in the ordinary course of business) for the development of any material Intellectual Property for the benefit of Company or its Subsidiaries;

(vi)          any contract pursuant to which the Company or any of its Subsidiaries (A) grants a license to any material Intellectual Property (other than non-exclusive licenses or sublicenses granted by the Company or its Subsidiaries in the ordinary course of business), or (B) is granted a license to any material Intellectual Property (other than (x) licenses for commercially available off-the-shelf software or (y) Open Source Software licensed on standard terms);

(vii)         any contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $1,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(viii)        any agreement with any Affiliate, director, executive officer or holder of 5% or more of the shares of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such Affiliate, director, officer or holder of 5% or more of the shares of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, agreements solely between or among the Company and its Subsidiaries);

(ix)           any contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or with or to any Person, (B) expressly contains any material “most favored nation” provision, exclusive dealing arrangement, or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person, (C) prohibits or limits the right of the Company or any of its Subsidiaries to develop, make, sell or distribute any products or services, or otherwise compete with any Third Party or (D) any of the foregoing in this clause (ix) that will after the First Effective Time apply to the Parent or any of its Affiliates;

(x)           any partnership, joint venture, joint development, strategic alliance or other similar contract that is material to the Company and its Subsidiaries, taken as a whole;

(xi)           any contract requiring contributions of capital, capital expenditures or the acquisition or construction of fixed assets in excess of $5,000,000 within the next 12 months;

(xii)          any Government Contract pursuant to which the Company or its Subsidiaries received more than $5,000,000 in revenue in the calendar year 2025 or between January 1, 2026 through the date of this Agreement (“Top Government Contracts”);

(xiii)         any contract creating a Lien on any material Telecommunications Permit except any Lien that does not materially and adversely affect the Company’s continued ownership, rights to use or operation (as applicable) of the applicable assets under such material Telecommunications Permit, provided, that for purposes of this clause (xiii) the term “Lien” shall not include any conditions or limitations on operations imposed by a Satellite and Communications Law or a Governmental Authority;

(xiv)        any spectrum lease agreement, coordination agreement, or spectrum sharing agreement (other than contracts solely among the Company and its wholly owned Subsidiaries) covering any spectrum usage or other material rights under a material Telecommunications Permit, except any such agreement that does not materially and adversely affect the Company’s continued ownership, rights to use or operation (as applicable) of the applicable assets under such material Telecommunications Permit;

(xv)         any contract for the outsourcing of the operation or maintenance of any Major Station with expenditures in excess of $5,000,000 per annum (excluding, for clarity, contracts with employees of the Company or any of its Subsidiaries which employees operate or maintain such Major Stations and excluding any contracts relating to cleaning, security and catering services provided to any Major Station in the ordinary course of business);

(xvi)        any contract for outstanding Indebtedness of the Company or any of its Subsidiaries, in each case, in a principal amount in excess of $5,000,000 (including any related security or pledge agreements);

(xvii)       any contract under which the Company or any of its Subsidiaries has mortgaged, pledged or otherwise placed or imposed a Lien (other than Permitted Liens) on any of its assets, tangible or intangible, or equity interests; provided, that for purposes of this clause (xvii) the term “Lien” shall not include any non-financial encumbrance on the use of any material Telecommunications Permit, including to conditions or limitations on operations imposed by a Satellite and Communications Law or a Governmental Authority;

(xviii)      any Company Lease;

(xix)         any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) involving payment by the Company or any of its Subsidiaries after the date hereof in excess of $5,000,000 or that imposes material ongoing obligations after the date hereof on the Company and its Subsidiaries, taken as a whole;

(xx)          any CBA;

(xxi)         any contract pursuant to which the Company or any of its Subsidiaries has material indemnification obligations to any Person, other than commercial contracts entered into in the ordinary course of business the primary purpose of which is not indemnification;

(xxii)        any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(xxiii)       any other contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xix).

(b)            As of the date hereof, none of the Company or its Subsidiaries has received written notice, or, to the Company’s Knowledge, verbal notice from any Top Customers, Top Suppliers or the counterparties under any Top Government Contract: (x) that it will terminate, cancel, materially limit or materially and adversely modify any of its existing business with the Company or any its Subsidiaries; (y) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses; or (z) that it intends not to renew or extend its existing business with the Company or any of its Subsidiaries. The Company has made available to Parent an accurate and complete copy of each Material Contract as in effect as of the date hereof. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under, such Material Contract. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 4.22.        Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sublimits of such policies have not been exhausted or diminished, (iii) all premiums payable under all such policies have been timely paid, (iv) the Company and its Subsidiaries are in compliance with (and not in breach of) all other terms and conditions of all such policies and (v) no written notice of any cancellation, termination or premium increase has been received with respect to any such policies.

Section 4.23.        Finders’ Fees. Except for Evercore Group L.L.C., there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.24.        Opinion of Financial Advisor. The Board of Directors has received an oral opinion from Evercore Group L.L.C., financial advisor to the Company, to be confirmed by delivery of a written opinion, that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Common Shares in the First Merger is fair, from a financial point of view to such holders.

Section 4.25.        Antitakeover Statutes. The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Mergers.

Section 4.26.        Government Contracts.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, with respect to each Government Contract and each Government Bid, the Company and its Subsidiaries, (i) are not in breach of or default under the terms of any Government Contract, (ii) have complied with the terms and conditions of its Government Contracts and Government Bids, and Applicable Laws, (iii) have not received written (nor to the Knowledge of the Company, any oral) notice from any Governmental Authority alleging any noncompliance with such terms and conditions or Applicable Laws, (iv) have not received or been provided written (nor to the Knowledge of the Company, any oral) notice of termination, cure notice, show cause notice, notice of audit (other than in the ordinary course of business), or notice of investigation by a Governmental Authority or any Person, (v) have made true and accurate representations and certifications applicable to such Government Contracts and Government Bids and have updated such representations and certifications as required and (vi) have not made any voluntary or mandatory disclosure required by FAR 52.203-13 to any Governmental Authority, nor to the Knowledge of the Company is there any information that would constitute grounds to make such disclosure, with respect to any irregularity, misstatement, significant overpayment, fraud, or violation of law arising under or relating to any Government Contract or Government Bid.

(b)            No Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any claim relating to a Government Contract for which the amount in dispute exceeds $1,000,000; (ii) nor is the Company or any of its Subsidiaries asserting in writing any claim relating to a Government Contract for which the amount in dispute exceeds $1,000,000.

(c)            Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101), managers, employees, or consultants, has been suspended or debarred from contracting with a Governmental Authority or been notified in writing of any proposed suspension or debarment from a suspending or debarring official.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its applicable Subsidiaries, and their respective applicable employees and subcontractors, possess all requisite facility and personnel clearances necessary to perform their obligations under each Government Contract, (b) the Company and its applicable Subsidiaries have complied with all applicable requirements relating to the safeguarding of and access to classified information pursuant to the NISPOM and (c) since January 1, 2023, no notice of revocation, suspension or invalidation from the DCSA or any other Governmental Authority has been issued and remains unresolved with respect to any such facility security clearance, and to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

(e)            To the Knowledge of the Company, the accounting and business systems used by the Company and its Subsidiaries are, and since January 1, 2023, have been, adequate in all material respects (i) for estimating, accumulating and billing costs under and otherwise for complying with the Government Contracts and (ii) to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the terms and conditions of the Government Contracts and Applicable Laws in all material respects, in each case to the extent such standards are applicable to the Company and its Subsidiaries. Since January 1, 2023, to the Knowledge of the Company (i) all material costs charged to any Government Contract have been or shall be allowable, allocable, reasonable, and reimbursable in accordance with the FAR, applicable cost principles and/or Cost Accounting Standards (in each case, to the extent applicable to the Company and its Subsidiaries), and the terms of the underlying Government Contracts and (ii) neither the Company nor any of its Subsidiaries has submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Government Contract or Government Bid.

Section 4.27.            Investment Company Act Status. None of the Company or any of its Subsidiaries is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.28.            Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent, Merger Sub I or Merger Sub II to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent, Merger Sub I or Merger Sub II, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub I, Merger Sub II or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing. The Company also acknowledges and agrees that none of Parent, Merger Sub I, Merger Sub II, or any other Subsidiaries of Parent makes any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.

Article 5
Representations and Warranties of Parent, Merger Sub I and Merger Sub II

Except (a) as disclosed in any Parent SEC Document filed after January 1, 2023 and at least two Business Days before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section or other statements that are similarly nonspecific or predictive, cautionary or forward looking; it being understood that this clause (a) shall not apply to Section 5.01, Section 5.02 or Section 5.05) or, (b) subject to Section 11.05, as set forth in the Parent Disclosure Schedule, each of Parent, Merger Sub I and Merger Sub II represents and warrants to the Company that:

Section 5.01.            Corporate Existence and Power. Each of Parent, Merger Sub I and Merger Sub II is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate or limited liability company powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub I and Merger Sub II have not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub I and Merger Sub II were each incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub I have been validly issued, are fully paid and nonassessable and are owned by, and at the First Effective Time will be owned by, Parent, free and clear of all Liens (other than Permitted Liens). All of the outstanding equity interests of Merger Sub II have been validly issued, are fully paid and nonassessable and are owned by, and at the Second Effective Time will be owned by, Parent, free and clear or any Liens (other than Permitted Liens).

Section 5.02.            Corporate Authorization. The execution, delivery and performance by each of Parent, Merger Sub I and Merger Sub II of this Agreement and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby are within the corporate or limited liability company powers of each of Parent, Merger Sub I and Merger Sub II and have been duly authorized by all necessary corporate action on the part of each of Parent, Merger Sub I and Merger Sub II, and no vote of the stockholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent, Merger Sub I and Merger Sub II has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent, Merger Sub I and Merger Sub II, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 5.03.            Governmental Authorization. The execution, delivery and performance by Parent, Merger Sub I and Merger Sub II of this Agreement and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with the applicable requirements of any Foreign Investment Law and the NISPOM, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (d) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, Merger Sub I or Merger Sub II are qualified to do business, (e) compliance with the rules and regulations of the NASDAQ, (f) compliance with and filings, registrations or notifications under Satellite and Communications Law (and if Team Telecom requests the FCC to defer approving the transaction until Team Telecom has reviewed the transactions contemplated by this Agreement, then also any filings with Team Telecom) and (g) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No national or subnational government of a single foreign state has a “substantial interest,” as such term is defined at 31 C.F.R. § 800.244, in Parent. Parent is (i) subject to a special security agreement approved by a cognizant security agency to offset foreign ownership, control or influence pursuant to the National Industrial Security Program regulations (32 C.F.R. Part 2004) and (ii) operating under a valid facility security clearance pursuant to the National Industrial Security Program regulations (32 C.F.R. Part 2004).

Section 5.04.            Non-Contravention. The execution, delivery and performance by Parent, Merger Sub I and Merger Sub II of this Agreement and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub I, Merger Sub II or any of their Subsidiaries, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (with or without the passage of time) under, or cause or permit the termination or cancellation, acceleration of performance, of any agreement binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or assets of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.            Capitalization.

(a)            The authorized capital stock of Parent consists of 2,500,000,000 shares of common stock, par value $0.0001 per share (the “Parent Common Shares”) and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Shares”). As of 11:59 pm Eastern Time on June 25, 2026 (the “Parent Capitalization Date”), there were outstanding (i) 598,180,213 Parent Common Shares and (ii) 40,951,250 Parent Preferred Shares, (iii) 9,605,131 Parent Common Shares were issuable pursuant to outstanding Parent Restricted Stock Unit Awards, (iv) 3,539,379 Parent Common Shares were issuable pursuant to outstanding Parent Stock Options, (v) 40,951,250 Parent Common Shares were issuable pursuant to outstanding Parent Preferred Shares and (vi) 2,607,745 Parent Common Shares were issuable pursuant to outstanding 4.250% Convertible Senior Notes due 2029 of Rocket Lab USA. All outstanding shares of capital stock of the Parent have been duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)            Except (x) as set forth in this Section 5.05 and (y) for changes since the Parent Capitalization Date resulting from the exercise, vesting, conversion or any settlement of Parent equity awards, as of the date hereof there are no issued, reserved for issuance or outstanding or promises or commitments to issue or reserve, as applicable, (i) shares of capital stock or other voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Parent or (iv) stock options, restricted stock, restricted stock units, stock appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by Parent that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”).

Section 5.06.            SEC Filings; Internal Control.

(a)            Parent has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent pursuant to Applicable Law since January 1, 2023 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”). None of the Subsidiaries of Parent is, or at any time has been, required to file any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC pursuant to Applicable Law.

(b)            As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will when so filed comply, as to form, in all material respects, with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be. Parent and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Parent SEC Document did not, and each Parent SEC Document filed after the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            As of the date hereof, none of the Parent SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of Parent, the subject of ongoing SEC review.

(e)            Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 5.07.            Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including any related notes and schedules (the “Parent Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes).

Section 5.08.            Disclosure Documents. The Registration Statement, and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the applicable requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any amendment or supplement thereto shall not, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.08 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or Proxy Statement/Prospectus based upon information supplied to Parent by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.09.            Absence of Certain Changes. Since March 31, 2026, there has not been any event, change, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10.            No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed and provided for in the Parent Financial Statements (or notes thereto); (b) liabilities or obligations incurred in the ordinary course of business since March 31, 2026; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.            Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance (other than a circumstance in which the Equity Threshold Condition is not satisfied) that could reasonably be expected to prevent the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 5.12.            Compliance with Laws.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2023, have been, in compliance with all Applicable Laws.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are in possession of, and in compliance with, all licenses, permits, franchises, certificates, approvals, registrations, orders, decrees or other similar authorizations of Governmental Authorities (including under Satellite and Telecommunications Laws) necessary for those entities to carry on their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such licenses, permits, franchises, certificates, approvals, registrations, orders, decrees or other similar authorizations are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.

Section 5.13.            Litigation. There is, and since January 1, 2023, has been, no (a) Proceeding pending, or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any officer, director or employee of Parent or any of its Subsidiaries in such capacity before any Governmental Authority or (b) Order outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of Parent, threatened, against Parent, Merger Sub I or Merger Sub II that in any manner seeks to prevent, impair, enjoin or materially delay Parent’s, Merger Sub I’s or Merger Sub II’s ability to consummate the Mergers or any of the other transactions contemplated hereby.

Section 5.14.            Finders’ Fees. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub I or Merger Sub II who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which the Company and its Subsidiaries would be liable if Closing did not occur.

Section 5.15.            Financing; Sufficient Funds.

(a)            Parent has received and provided to the Company true, correct and complete copies of: (a) one or more fully executed debt commitment letters, dated as of the date hereof, among the Debt Financing Sources party thereto and Parent pursuant to which, and subject solely to the terms and conditions expressly set forth therein, the Debt Financing Sources have committed to provide the debt financing described therein in the aggregate amounts described therein for the purpose of, among other things, financing a portion of the transactions contemplated by this Agreement (such debt commitment letter, including all amendments, exhibits, attachments, appendices, annexes and schedules thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Debt Commitment Letter”) and (b) each fee letter entered into by Parent in connection with the Debt Commitment Letter (collectively, the “Fee Letters”); provided that, with respect to the Fee Letters, Parent may redact fee amounts, pricing terms and other economic or commercially sensitive terms set forth therein in a customary manner. As of the date of this Agreement, the Debt Commitment Letter has been duly executed by Parent and, to the Knowledge of Parent, each other Person party thereto. The Debt Commitment Letter is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Parent and, to Parent’s Knowledge, each other Person party thereto, except as the same may be limited by the Enforceability Exceptions. As of the date of this Agreement, to Parent’s Knowledge, the commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified in any respect and no such withdrawal, rescission or modification is contemplated, except to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof pursuant to the Debt Commitment Letter as of the date of this Agreement. Other than the Debt Commitment Letter and the Fee Letters, there are no other agreements, arrangements or side letters to which Parent or any of its Affiliates is party relating to the funding of the Debt Financing that would reasonably be expected to adversely affect the availability of any amount of the Debt Financing on the Closing Date as contemplated by the Debt Commitment Letter or adversely impact the conditionality of the Debt Financing to be funded on the Closing Date. As of the date of this Agreement and, to Parent’s Knowledge: (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter and (ii) subject to the satisfaction (or waiver) of the conditions set forth in Section 9.01 (with respect to Parent, Merger Sub I and Merger Sub II) and Section 9.02, Parent does not have any reason to believe that any of the conditions precedent to the funding of the Debt Financing set forth in the Debt Commitment Letter will not be satisfied or that the full amount of the Debt Financing will not be available to Parent on the Closing Date. Assuming the proceeds of the Debt Financing are funded in accordance with the terms of the Debt Commitment Letter, the aggregate net proceeds of the Debt Financing, together with any of Parent’s unrestricted cash and cash equivalents, other available lines of credit and other sources of immediately available funds, shall provide Parent with financing on the Closing Date that is sufficient to enable it to make payment of the cash portion of the Merger Consideration and any other amounts to be paid by it in connection with the Closing hereunder (collectively, the “Required Amount”).

(b)            Parent will have at the Closing sufficient unrestricted cash, available lines of credit or other sources of immediately available funds (including the Debt Financing and any proceeds of the Equity Financing) to enable it to pay the Required Amount.

Section 5.16.            Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Mergers and (b) the accuracy of the representations and warranties set forth in Article 4 in all material respects, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of the First Effective Time and Second Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that such Person and its Subsidiaries, on a consolidated basis, (i) have assets with present fair salable value (on a going concern basis) not less than the total amount that will be required to pay their liability on their debts as they become absolute and matured, (ii) have property with a present fair salable value (on a going concern basis) greater than the amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (iii) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

Section 5.17.            Ownership of Common Shares. Neither Parent, Merger Sub I nor Merger Sub II nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent, Merger Sub I nor Merger Sub II nor any of their respective Affiliates or “associates” is, or has been within the past three years, an “associate” of the Company. For purposes of this Section 5.17, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act.

Section 5.18.            Qualifications under the Satellite and Communications Laws. As of the date hereof, to the Knowledge of Parent, there are no facts or circumstances regarding Parent, Merger Sub I or Merger Sub II’s qualifications that would be reasonably expected to, individually or in the aggregate, (a) disqualify Parent, Merger Sub I or Merger Sub II under the Satellite and Communications Law from acquiring, owning, and controlling the Company, (b) prevent, materially delay or materially impede the receipt of, or result in the denial of, the Required Regulatory Approvals under the Satellite and Communications Law, or (c) cause the imposition of a material condition or conditions on grant of any Required Regulatory Approval under the Satellite and Communications Law. As of the date hereof, no declaratory ruling by the FCC under Section 310(b) of the United States Telecommunications Act of 1996, as amended (47 U.S.C. § 310(b)), and, to the Knowledge of Parent, no other waiver or exemption from, whether temporary or permanent, any provision of the Satellite and Communications Laws, or any divestiture or other disposition by Parent or any of its Affiliates of any asset or property, is necessary to obtain any Required Regulatory Approval under the Satellite and Communications Law.

Section 5.19.            Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent, Merger Sub I and Merger Sub II acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries to Parent, Merger Sub I or Merger Sub II, and each of Parent, Merger Sub I and Merger Sub II hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company or any of its Subsidiaries, and notwithstanding the delivery or disclosure to Parent, Merger Sub I or Merger Sub II, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent, Merger Sub I and Merger Sub II also acknowledges and agrees that except as expressly set forth in Article 4 or in any certificate delivered pursuant to this Agreement, the Company and its Subsidiaries make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub I, Merger Sub II or their respective Representatives or Affiliates.

Article 6
Covenants of the Company

Section 6.01.            Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated or permitted by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the First Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i)  (A) use commercially reasonable efforts to conduct its business in the ordinary course of business, (B) use reasonable best efforts to preserve substantially intact in all material respects its current business organization, lines of business, Permits that are material, individually or in the aggregate, to the Company and its Subsidiaries, Company Satellites, the Company Satellite Constellation and all other material assets and (C) use commercially reasonable efforts to keep available the services of its and their respective current officers and other key employees and preserve in all material respects relationships with all material customers, suppliers, distributors, manufacturers, resellers, landlords, creditors, licensors, licensees, employees, Governmental Authorities and other Persons with which it has material business relations (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (ii) (nor any action not taken in order to comply therewith) shall constitute a breach of clause (i) unless any such action would constitute a breach of such subclause of the following clause (ii)) and (ii) not:

(a)            amend its certificate of incorporation, bylaws or other similar organizational documents (other than immaterial changes to the organizational documents of the Company’s Subsidiaries);

(b)            (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for (x) quarterly dividends paid to the Company’s stockholders in the ordinary course of business and (y) dividends or other such distributions by any of the Company’s wholly owned Subsidiaries or to the Company or another wholly owned Subsidiary (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities, except as required by the terms of any Company Equity Awards outstanding on the date hereof or issued (or modified) after the date hereof in accordance with this Section 6.01;

(c)            issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (i) any Company Equity Awards in the ordinary course of business pursuant to the Company Stock Plans, (ii) any Company Common Shares upon the vesting, exercise or settlement of Company Equity Awards outstanding on the date hereof or issued (or modified) after the date hereof in accordance with this Section 6.01, in accordance with their terms or (iii) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company;

(d)            acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or businesses, other than (i) pursuant to existing contracts or commitments as of the date of this Agreement set forth in Section 6.01(d) of the Company Disclosure Schedule or (ii) in connection with treasury cash management practices in the ordinary course of business;

(e)            enter into any new material line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(f)            sell, lease, assign, license or otherwise transfer, abandon or otherwise dispose, voluntarily permit to lapse or expire, encumber or subject to any Lien (in each case, other than Permitted Liens) any of its businesses, property or assets, other than (A) pursuant to contracts in effect as of the date hereof, or (B) transfers among the Company and its Subsidiaries that do not result in material Taxes, costs or other liabilities or (C) with respect to Intellectual Property, natural statutory expirations of Company-Owned Intellectual Property which could not be maintained through applicable filings or payments of fees and non-exclusive licenses or sublicenses granted in the ordinary course of business;

(g)            make or authorize any capital expenditure other than any capital expenditures that: are provided for in the capital expenditure budgets set forth in Section 6.01(g) of the Company Disclosure Schedule;

(h)            make any material loans, advances or capital contributions to, or investments in, any other Person other than (i) loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries, in each case that do not result in material Taxes, costs or other liabilities and (ii) trade credit and similar loans and advances made to customers and suppliers in the ordinary course of business that are not material, individually or in the aggregate;

(i)            (x) incur, assume or guarantee any indebtedness for borrowed money (or guarantees thereof) in excess of $5,000,000, other than (i) borrowings under the Company’s existing credit agreement as in effect on the date of this Agreement or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries and guarantees thereof, in each case that do not result in material Taxes, costs or other liabilities, or (y) terminate or amend the Company’s existing credit agreement in any manner materially adverse to Parent;

(j)            other than in connection with any Stockholder Proceedings, which is governed by Section 8.07, commence or settle any Proceedings that would require a payment by the Company in excess of $1,000,000 in any individual case or $5,000,000 in the aggregate (in each case net of amounts covered by insurance or indemnification agreements with third parties); provided that the payment, discharge, settlement or satisfaction of such Proceeding does not include any material equitable relief or material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such settlement), or the admission of material wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(k)            (i) enter into any contract which, if entered into prior to the date of this Agreement, would have been a Material Contract of the type described in clauses (iv), (viii), (ix), (x), (xiii), (xvii) or (xxi) of the definition of “Material Contract,” other than the automatic renewal or extension of any Material Contract pursuant to its terms or on terms not materially less favorable for the Company and in the ordinary course of business; (ii) enter into any other Material Contract except in the ordinary course of business (including as to terms and conditions thereof); (iii) terminate any Material Contract (other than any expiration of the term of an existing Material Contract), other than in the ordinary course of business; or (iv) amend or modify in any material respect or waive any material right under any Material Contract, other than in the ordinary course of business (including as to terms and conditions);

(l)            other than as required under the terms of any Company Plan or as set forth on Section 6.01(l) of the Company Disclosure Schedule, (i) grant or increase any change of control, retention, transaction-related, severance or termination pay to (or amend any existing change of control, retention, severance or termination pay or arrangement with) any Company Service Provider, (ii) accelerate the vesting, funding or payment, or permit the lapse of any restriction with respect to, any compensation or benefits (including any Company Equity Award) of any Company Service Provider or take any action to otherwise secure the funding or payment of any such compensation or benefits, (iii) increase salary, wages or other compensation or benefits payable to any Company Service Provider; (iv) establish, adopt, terminate or amend in any material respect any Company Plan (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date of this Agreement) or (v) hire or terminate any Company Service Provider with a title of “vice president” or higher other than terminations for cause;

(m)            become a party to, establish, adopt, materially amend, commence participation in or terminate any CBA or other agreement with a labor union, works council or similar organization any CBA;

(n)            effectuate a “plant closing” or “mass layoff” (each as defined in the WARN Act) requiring notice under the WARN Act;

(o)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Mergers);

(p)            change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(q)            (A) enter into any agreement to purchase or sell any interest in real property; (B) grant any security interest (other than a Permitted Lien) in any real property; (C) enter into any lease, sublease, license or other occupancy agreement with respect to any real property other than in the ordinary course of business (including as to terms and conditions); (D) amend or modify in any material respect, waive any material right under, or exercise any material extension or expansion right under any Company Lease, other than in the ordinary course of business (including as to terms and conditions); or (E) violate or terminate any of the terms of any Company Leases;

(r)            (A) make (other than consistent with past practice), change or revoke any material Tax election, (B) change any Tax accounting period, (C) amend any U.S. federal income or other material Tax Return, (D) make any material change in any of its methods of Tax accounting, (E) enter into any material Tax sharing agreement or other similar material arrangement (other than any commercial agreements or contracts entered into in the ordinary course of business and not primarily related to Tax or any agreement among or between only the Company or any of its Subsidiaries) or closing agreement, (F) settle or compromise any material Tax claim, audit or assessment or (G) surrender any right to claim a material refund of Taxes;

(s)            take any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, provided that nothing herein shall require the Company to take or not take any action to satisfy the Equity Threshold Condition;

(t)            (i) re-orbit or dispose any Company Satellite or materially change its operation of any Company Satellite or the Company Satellite Constellation in an adverse manner, other than in the case of exigent operational circumstances, such as necessitated by a major failure, compliance with international standards, a demand by a Governmental Authority requiring action or a similar requirement beyond the Company’s and its Subsidiaries’ control; provided that, in each case, except for operational circumstances necessitated by a failure or similar requirement beyond the Company’s or such Subsidiary’s control, prior authorization from the applicable Governmental Authority is obtained for such re-orbiting or disposal; (ii) intentionally take or intentionally fail to take any action that would reasonably be expected to result in any material degradation, disruption or other adverse modification of the operation, availability, performance or function of the Company Satellite Constellation; (iii) transfer, assign, sell, lease, license, mortgage, pledge, voluntarily surrender, voluntarily abandon, voluntarily allow to lapse, fail to make required filings associated with, fail to renew, agree to any coordination conditions with respect to, or fail to continue to prosecute or defend, any Telecommunications Permit that is material to the operation of the business of the Company and its Subsidiaries, taken as a whole; (iv) intentionally take or intentionally fail to take any action that would reasonably be expected to result in any material loss or impairment of any material Telecommunications Permit or modification, suspension, revocation, cancellation, or non-renewal of any such material Telecommunications Permit; (v) grant, create or incur any Lien (other than Permitted Liens) on any such material Telecommunications Permit; or (vi) seek or permit any assignment, modification or partition of any material Telecommunications Permits (except as contemplated herein) or enter into any agreements with respect to any of the foregoing clauses (i) through (v); or

(u)            commit to do any of the foregoing.

Section 6.02.            Company Stockholders Meeting. The Company shall (a) promptly after the Registration Statement is declared effective by the SEC, duly call and give notice of, and commence mailing of the Proxy Statement/Prospectus to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares for purposes of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), (b) initiate a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clause (a) and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement/Prospectus pursuant to the foregoing clause (a), convene and hold the Company Stockholders Meeting no sooner than 25 days and no later than 35 days after the mailing of the Proxy Statement/Prospectus to the holders of Company Common Shares, in each case in accordance with the DGCL and applicable requirements of the NASDAQ and other Applicable Law; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (i) with the prior written consent of Parent or (ii) to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (C) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (D) otherwise where required to comply with Applicable Law (including fiduciary duties); provided, further, that the Company shall adjourn or postpone the Company Stockholders Meeting to a later date designated by Parent to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (1) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval or (2) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, however, that the Company shall not, and shall not be required to, adjourn or postpone the Company Stockholders Meeting for more than 10 days each time without the prior written consent of Parent. The Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (1) subject to Section 6.05, include the Company Recommendation in the Proxy Statement/Prospectus, (2) use its reasonable best efforts to obtain the Company Stockholder Approval and (3) otherwise comply in all material respects with all legal requirements applicable to such meeting. At the Company Stockholders Meeting, the Company shall submit a proposal to obtain the Company Stockholder Approval and shall not submit any other proposal (other than a “say on golden parachute compensation” proposal and a customary proposal to adjourn the Company Stockholders Meeting) without the prior written consent of Parent.

Section 6.03.            Termination of Certain Company Plans. The Company and any applicable Subsidiary shall terminate, effective as of no later than the day immediately preceding the Closing Date, any and all Company Plans intended to constitute or include a Code Section 401(k) arrangement (each a “Terminated Benefit Plan”) (in each case unless Parent provides written notice to the Company no later than five (5) Business Days prior to the Closing Date that such arrangements shall not be terminated). The Company shall provide Parent with evidence that all such Terminated Benefit Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or its ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review of Parent, and the Company will consider in good faith Parent’s reasonable and timely comments. Parent shall use commercially reasonable efforts to allow Continuing Employees to enroll as soon as administratively practicable following the Closing in the 401(k) plan maintained by Parent or its Affiliates (the “Parent 401(k) Plan”) and to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) (including outstanding participant loans) from the 401(k) Plans to the Parent 401(k) Plan.

Section 6.04.            Access to Information. (a) From the date hereof until the First Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, assets, books, records and personnel of the Company and its Subsidiaries, (ii) promptly furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its reasonable investigation of the Company and its Subsidiaries (provided that the Company’s investment bankers, attorneys, accountants and other advisors will not be required to furnish to Parent or its Representatives any of their internal documents or materials); provided that the Company may, in its reasonable discretion, designate any competitively sensitive material as “Highly Confidential Information” pursuant to the Clean Team Agreement. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.04, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.04 shall require the Company to provide any access to, or to disclose any, (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and Data Privacy Laws) or confidentiality obligation or other binding obligation entered into prior to the date of this Agreement, (B) (x) communications between the Company and its investment bankers, attorneys, accountants and other advisors or (y) any information relating to the negotiation of this Agreement, the valuation of the Mergers or any financial or strategic alternatives thereto, or relating to any Acquisition Proposal or Superior Proposal, (C) information protected by attorney-client privilege (for all purposes in this Agreement, as such privilege is conceptualized under Applicable Law in the United States) to the extent such privilege cannot be protected by the Company through exercise of its commercially reasonable efforts; provided that, in the case of clauses (A) and (C), the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that would not violate any such Applicable Law or agreement or jeopardize the protection of the attorney-client privilege or (D) information in connection with any dispute between the parties or any of their respective Affiliates, or following the filing of any Proceeding between the parties or any of their respective Affiliates with respect to this Agreement or the transactions contemplated hereby.

(b)            All information exchanged or otherwise received pursuant to Section 6.04(a) will be subject to the confidentiality agreement dated as of February 6, 2026, between the Company and Parent (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement.

Section 6.05.            No-Shop; Other Offers.

(a)            No-Shop. Immediately following the execution of this Agreement, the Company shall cease and terminate, shall cause its Subsidiaries, directors, officers and financial advisors to cease and terminate, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to continue, any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal or any potential Acquisition Proposal. Except as otherwise expressly permitted by the remainder of this Section 6.05, until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the First Effective Time, the Company shall not, shall cause its Subsidiaries, directors, officers and financial advisors not to, and shall use reasonable best efforts to cause its and it Subsidiaries’ other respective Representatives not to, directly or indirectly (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) solicit, initiate, participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or Representatives of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iii) (A) withdraw, withhold, qualify or modify or fail to include the Company Recommendation in the Proxy Statement/Prospectus in accordance with Section 6.02, (B) authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to authorize, adopt, approve, recommend or otherwise declare advisable, any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal, (C) fail to publicly recommend against any publicly disclosed Acquisition Proposal upon request by Parent, provided that the Company shall not be required to so publicly recommend against an Acquisition Proposal more than one (1) time per Acquisition Proposal or per any material modification of such Acquisition Proposal; or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (D), an “Adverse Recommendation Change”) or (iv) approve, authorize, recommend or enter into any letter of intent, indication of interest, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement or other instrument, contract, agreement or arrangement relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from waiving any “standstill” or similar restriction with respect to the Company or any of its Subsidiaries to the extent required to allow a Third Party to confidentially submit an Acquisition Proposal, but solely to the extent that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law. Within forty-eight (48) hours after the execution of this Agreement, the Company shall (1) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (2) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives.

(b)            Exceptions. Notwithstanding anything contained in this Section 6.05 to the contrary, at any time prior to receipt of the Company Stockholder Approval:

(i)            the Company, directly or indirectly through its Representatives, may, subject to entry into an Acceptable Confidentiality Agreement (to the extent not already in place) and prior written notice to Parent of the taking of any of the following actions, (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide Acquisition Proposal that did not arise from a material breach of Section 6.05 if, but only if, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that (x) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (y) that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent and its Representatives within twenty-four (24) hours of providing such information or access to such Third Party; and

(ii)            subject to compliance with Section 6.05(d), the Board of Directors may, (A) in response to a bona fide written Acquisition Proposal that did not arise from a material breach of Section 6.05, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal if, but only if, the Board of Directors has determined in good faith, after consultation with its outside legal counsel, that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) that the failure to make an Adverse Recommendation Change or so terminate this Agreement, as applicable, would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law or (B) in response to an Intervening Event, make an Adverse Recommendation Change, if, but only if, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to violate its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or from making any other disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, is legally required, provided that (x) neither the Company nor the Board of Directors (nor any committee thereof) may make an Adverse Recommendation Change unless permitted by this Section 6.05(b) and (y) the Company expressly re-affirms the Company Recommendation in any such disclosure (and the Company agrees that any such disclosure that does not expressly re-affirm the Company Recommendation shall be deemed to be an Adverse Recommendation Change), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.05 solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.05.

(c)            Required Notices. Prior to the earlier of the termination of this Agreement pursuant to Article 10 and the First Effective Time, the Company shall notify Parent in writing promptly (and in any event within twenty-four (24) hours) of the receipt by the Company of any Acquisition Proposal or any offer, inquiry, request, proposal or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or any amendment or modification to the financial or other material terms of any Acquisition Proposal or any such offer, inquiry, request, proposal or indication of interest, and such notice shall include, to the extent then known or available to the Company, (i) the identity of the Third Party making such Acquisition Proposal, offer, inquiry, request, proposal or indication of interest, (ii) the material terms and conditions of any such Acquisition Proposal, offer, inquiry, request, proposal or indication of interest (and any such amendment or modification), including any draft definitive documentation relating to such Acquisition Proposal, and (iii) copies of all documents and written communications received by the Company or any of its Representatives setting forth the material terms and conditions of such Acquisition Proposal (and any such amendment or modification).

(d)            Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 6.05(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for taking such actions, and (A) in the case of a Superior Proposal, attaching a copy of all proposed agreements and other documents and information contemplated by Section 6.05(c) with respect to such Superior Proposal, if applicable, or (B) in the case of an Intervening Event, a reasonably detailed description of the facts and circumstances relating to such Intervening Event (in each case, which notice shall not constitute an Adverse Recommendation Change), (ii) during such four Business Day period following the date on which such notice is received, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that (x) the Superior Proposal would nevertheless continue to constitute a Superior Proposal (or in the case of an Intervening Event, such revisions would not obviate the need to effect the Adverse Recommendation Change) and (y) that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.05(d) anew with respect to such additional notice, including clauses (i) through (iii) above.

(e)            Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) that did not arise from a material breach of Section 6.05 and that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s stockholders than the Mergers, in each case, taking into consideration all relevant financial, regulatory, financing, conditionality, legal and other factors and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.05 that, if accepted by the Company, would be binding upon Parent.

(f)            Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means an event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not, and, in each case, does not relate to an Acquisition Proposal; provided that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (A) the Company exceeding any internal or published revenue or earnings forecasts or projections for any period, (B) changes in the market price or trading volume of Company Common Shares; provided that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event, (C) any event, fact, circumstance, development or occurrence with respect to Parent, its Subsidiaries or its business or (D) changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally.

(g)            Deemed Breaches. Any violation of this Section 6.05 by (i) any Subsidiary, director, officer or financial advisor of the Company or (ii) any other Representative (to the extent acting in such capacity) of the Company or any of its Subsidiaries to the extent the Company authorizes or knowingly permits such violation shall be deemed to be a breach of this Section 6.05 by the Company.

Section 6.06.            Stock Exchange Delisting. Prior to the First Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NASDAQ to enable the delisting by the Surviving Entity of the Company Common Shares from the NASDAQ and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the First Effective Time.

Section 6.07.            Third Party Consents; Other Matters.

(a)            As promptly as practicable following the execution of this Agreement, the Company shall use commercially reasonable efforts to deliver all notices and to obtain all approvals, consents, authorizations, waivers and confirmations from, any Third Party (other than any to or from Governmental Authority, which is governed by Section 8.01) that are necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including as may be necessary to maintain in full force and effect any Material Contract following the consummation of the transactions contemplated by this Agreement; provided that the Company shall not be obligated to, and shall not without the prior written consent of Parent, pay, or agree to pay, any consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments).

(b)            The Company shall take the actions set forth on Section 6.07(b) of the Company Disclosure Schedule.

Article 7
Covenants of Parent

Section 7.01.            Conduct of Parent. Except (w) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated by this Agreement, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the First Effective Time, (i) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (ii) (nor any action not taken in order to comply therewith) shall constitute a breach of clause (i) unless any such action would constitute a breach of such subclause of the following clause (ii)) and (ii) Parent shall not:

(a)            amend its certificate of incorporation or bylaws (x) in a manner that would reasonably be expected to impair the rights of the Company’s stockholders relative to the existing Parent stockholders or (y) in a manner that would prevent, materially impair or materially delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers;

(b)            (i) split, combine, subdivide, reduce or reclassify any shares of its capital or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital;

(c)            merge or consolidate Parent, Merger Sub I or Merger Sub II, or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of Parent, Merger Sub I or Merger Sub II (other than the Mergers);

(d)            take (or fail to take) any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, provided that nothing herein shall require Parent to take or not take any action to satisfy the Equity Threshold Condition; or

(e)            agree, resolve or commit to do any of the foregoing.

Section 7.02.            Obligations of Merger Sub I and Merger Sub II. Parent shall cause, including by causing the stockholder of Merger Sub I and sole member of Merger Sub II to cause, Merger Sub I and Merger Sub II to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub I and sole member of Merger Sub II, shall adopt this Agreement.

Section 7.03.            Director and Officer Liability. Parent shall cause the Surviving Entity and the Surviving Corporation, and the Surviving Entity and the Surviving Corporation hereby agree, to do the following:

(a)            For six years after the First Effective Time, Parent shall, and shall cause the Surviving Entity and the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and other fiduciaries of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in any such capacity prior to the First Effective Time, in each case to the fullest extent permitted by the DGCL or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any Proceeding arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Entity and the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding.

(b)            For six years after the First Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Entity and its Subsidiaries (or in such documents of any successor to the business of the Surviving Entity or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers and other fiduciaries and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)            From and after the First Effective Time, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that was made available to Parent, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)            Prior to the First Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the First Effective Time to, obtain and fully pay the premium for the noncancelable “tail” or “runoff” extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the First Effective Time with respect to any claim related to any period of time at or prior to the First Effective Time, (ii) be from the Company’s current insurance carrier with respect to D&O Insurance or, if unavailable, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the First Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided that in no event shall the Company, Parent or the Surviving Entity expend, or be required to expend, for such policies pursuant to this Section 7.03(d) an aggregate premium amount in excess of 300% of the premium amount per annum for the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the First Effective Time, for a cost not exceeding such amount.

(e)            If Parent, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f)            The rights of each Indemnified Person under this Section 7.03 will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries that was made available to Parent. These rights will survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04.            Employee Matters. (a) Parent hereby acknowledges and agrees that a “Change in Control” (or similar phrase) within the meaning of the Company Stock Plans, the Company CSARs and other Company Plans containing change in control provisions will occur as of the First Effective Time. As of the First Effective Time, Parent shall cause the Surviving Entity (or one or more of its Subsidiaries, as applicable) to assume, honor and provide all the Company Plans in accordance with their terms in effect as of the First Effective Time.

(b)            For a period commencing at the First Effective Time and ending on the date that is twelve (12) months thereafter (or such earlier date that any Continuing Employee terminates employment), Parent shall cause each employee of the Company or its Subsidiaries as of immediately prior to the First Effective Time whose employment continues as of the First Effective Time (each, a “Continuing Employee”) to receive (i) an annual rate of salary and wages that is no less favorable than the annual rate of salary and wages provided to such Continuing Employee as of immediately prior to the First Effective Time, (ii) target cash incentive opportunities (excluding any equity compensation, change in control and retention benefits or similar payments) that are no less favorable than the target cash incentive opportunities provided to such Continuing Employee prior to the First Effective Time (provided that Parent, in its discretion and to the extent (and on the same basis as is) generally applicable to annual incentives payable to other employees of Parent and its Affiliates, may cause payments with respect to any such earned cash incentives to be paid in the form of cash or fully vested Parent Common Shares, or a combination thereof), (iii) severance benefits and protections no less favorable than those described in Section 7.04(b) of the Company Disclosure Schedule and (iv) all other compensation and employee benefits that are substantially comparable in the aggregate to all other compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries (excluding any equity compensation, change in control and retention benefits or similar payments and defined benefit pension and retiree medical or life insurance benefits).

(c)            To the extent the short-term incentive bonuses for a Continuing Employee for the performance period in which the First Effective Time occurs (or the immediately preceding performance period) remain unpaid as of Closing, Parent shall pay bonuses provided under the Company’s applicable short-term performance bonus program for such applicable fiscal year in which the First Effective Time occurs (or the immediately preceding performance period) to such Continuing Employee based on the incentive award earned by such Continuing Employee based on the actual level of performance for the applicable performance period as provided under such incentive plan (the “Short-Term Incentives”). Any such Short-Term Incentives shall be paid by Parent or a Subsidiary of Parent (including the Surviving Entity), subject to applicable withholding, at the time or times that the Short-Term Incentives would normally be paid by the Company, but in all events within sixty (60) days following the end of the applicable period relating to the Short-Term Incentives; provided that in the event of a Continuing Employee’s termination of employment (i) under circumstances that entitle the Continuing Employee to severance benefits under a severance plan or agreement or (ii) otherwise by Parent or any of its Subsidiaries without “cause,” in each case, following the First Effective Time, any such Short-Term Incentive applicable to such Continuing Employee as of the time of such termination shall be paid on a pro-rated basis, based on such Continuing Employee’s service through the applicable performance period, and calculated based on actual achievement of the Short-Term Incentives for the applicable performance period determined herein, subject to the Continuing Employee’s execution and non-revocation of a release of claims (and provided that no such payment to any terminated Continuing Employee shall be made if it would result in a duplication of benefits with respect to any pro-rated bonus payout under any Company Plan).

(d)            Parent shall cause the Surviving Entity and any of its Subsidiaries (and any of their respective third-party insurance providers or third-party administrators) to use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan in which such Continuing Employees may be eligible to participate as of or after the First Effective Time, to the extent pre-existing conditions and waiting periods did not apply or were satisfied under a similar Company Plan prior to the First Effective Time, and (ii) credit each Continuing Employee, as of and after the First Effective Time, for any copayments, deductibles, offsets or similar payments made under the relevant group health plan of the Company or any of its Subsidiaries during the plan year that includes the First Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable group health plans of Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries (including the Surviving Entity and its Subsidiaries). In addition, as of the First Effective Time, Parent shall use commercially reasonable efforts to cause the Surviving Entity and any applicable Subsidiary to give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries for all purposes (including eligibility, vesting, accruals and determination of level of benefits) under any compensation and benefit plans, programs, policies, agreements and arrangements maintained by Parent, Merger Sub I, Merger Sub II or an applicable Subsidiary (including the Surviving Entity and its Subsidiaries) in which any Continuing Employee may be eligible to participate after the First Effective Time, to the same extent and for the same purpose that such service was credited for under any similar Company Plan immediately prior to the First Effective Time, provided that such credit for service shall not apply to the extent it would result in a duplication of benefits or compensation or credit with respect to any benefit that is frozen as to eligibility, accrual or any other respect.

(e)            Without limiting the generality of Section 11.06, the provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.04. Nothing herein shall, or be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, Merger Sub I, Merger Sub II, the Company or any of their respective Affiliates (including the Surviving Entity and its Subsidiaries); (ii) alter or limit Parent’s, Merger Sub I’s, Merger Sub II’s or any of their respective Affiliates’ (including the Surviving Entity’s) ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement or (iii) confer upon any Company Service Provider any right to employment or continued employment for any period of time by reason of this Agreement (or otherwise modify any at-will employment status), or, subject to Section 7.04(b), any right to a particular term or condition of employment.

Section 7.05.            Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the Parent Common Shares to be issued as part of the Merger Consideration to be listed on the NASDAQ.

Article 8
Covenants of Parent and the Company

Section 8.01.            Regulatory Undertakings. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.05), the Company and Parent shall use reasonable best efforts to take, and shall cause their respective Affiliates to use reasonable best efforts take, all actions, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event, at least five Business Days prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Required Regulatory Approvals.

(b)            In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective Affiliates, as appropriate, to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within ten Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act), (ii) make an appropriate filing(s) with the FCC with respect to the transactions contemplated hereby as promptly as practicable and in any event within thirty (30) Business Days after the date hereof, (iii) make appropriate filing(s) with respect to the transactions contemplated hereby as required to obtain the Required Regulatory Approvals set forth in Schedule 9.01(c) of the Company Disclosure Schedule as promptly as practicable and in any event within sixty (60) Business Days after the date hereof, (iv) make any other required or appropriate notifications, reports and filings pursuant to the other applicable Competition Laws, Foreign Investment Laws or Satellite and Communications Laws as promptly as practicable after the date hereof (and in any event within the required statutory periods under Applicable Law) and (v) make any other applications and filing(s) with respect to the transactions contemplated hereby in connection with the Required Regulatory Approvals or as reasonably determined by Parent (in consultation with the Company) to be required under Applicable Law as promptly as practicable after the date hereof (and in any event within the required statutory periods under Applicable Law), and in each case, furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (and shall cause its Affiliates to) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division, the FCC, the DCSA or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws, Foreign Investment Laws, Satellite and Communications Laws, the NISPOM or other Applicable Laws. Without limiting the express terms of this Section 8.01, Parent and the Company shall cooperate and consult with each other to determine the actions, communications, decisions and strategy for obtaining any consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations, under the HSR Act, any other Competition Law, any Foreign Investment Law, any Satellite and Communications Law, the NISPOM or any other Applicable Law in connection with the transactions contemplated by this Agreement, including any Required Regulatory Approvals; provided that Parent shall, after consulting with the Company and considering in good faith the views of the Company, have final decision-making authority with respect to such actions, communications, decisions and strategy; and provided, further, that no party shall extend any waiting period under the HSR Act or under any other applicable Competition Laws, Foreign Investment Laws, Satellite and Communications Laws, the NISPOM or other Applicable Law or enter into any agreement with the FTC, the Antitrust Division, the FCC, the DCSA or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed).

(c)            If any objections are asserted by a Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, any other applicable Competition Law, any Foreign Investment Law, any Satellite and Communications Law, the NISPOM or in connection with any Required Regulatory Approval, or if any Proceeding is instituted or threatened by any Governmental Authority challenging any of the transactions contemplated by this Agreement, Parent and the Company shall use reasonable best efforts to take, or cause to be taken (including by causing its Affiliates to take), all actions necessary to resolve such objections as promptly as practicable (and in any event, at least five Business Days prior to the End Date). Without limiting the generality of the foregoing, (i) in connection with any such objection or Proceeding, Parent shall, and shall cause its Subsidiaries and Affiliates to, use reasonable best efforts to take all actions as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act, any other Competition Law, any Foreign Investment Law, any Satellite and Communications Law, the NISPOM or any other Applicable Law or in connection with any Required Regulatory Approval so as to enable the consummation of the transactions hereby to occur as promptly as practicable and in any event no later than five Business Days prior to the End Date, including (A) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective Affiliates, (B) terminating, amending or assigning any investments or other existing relationships, or any other contractual rights or obligations, (C) terminating any joint venture or other legal partnership, (D) granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (E) imposing limitations on Parent or any of its Affiliates or the Company or any of its Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuating any other change or restructuring of Parent or any of its Affiliates, or the Company or any of its Subsidiaries (clauses (A) through (F), a “Divestiture Action”) and (G) opposing (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for, or the entry of, and seek to have vacated or terminated, any Order that restrains, prevents or prohibits the consummation of the transactions contemplated hereby, in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal, in each case of the foregoing clauses (A) through (G), as may be required in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act, any Foreign Investment Law, any Satellite and Communications Law, the NISPOM or any other Applicable Law in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restraining, preventing or prohibiting the consummation of the transactions contemplated by this Agreement and (ii) Parent shall not, and shall cause its Subsidiaries and Affiliates not to, acquire or agree to acquire any assets or securities or lease any assets (including spectrum rights) if such action would reasonably be expected to make it materially more likely that the expiration of any waiting period or any approval from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement does not occur, is not obtained or is materially delayed. Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to effect, agree to effect or propose to effect any Divestiture Action that (x) would reasonably be expected to be material to either the Company and its Subsidiaries, taken as a whole, to Parent and its Subsidiaries, taken as a whole, or to the combined Parent and the Company following the consummation of the Mergers, together with their collective Subsidiaries, taken as a whole, and (y) is not conditioned upon the consummation of the Mergers. The Company shall not effect, agree to effect or propose to effect any Divestiture Action without the prior written consent of Parent. At the request of Parent, the Company shall agree to any Divestiture Action relating to the Company and its Subsidiaries; provided that any such action is conditioned upon the consummation of the Mergers.

(d)            Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, the FCC, the DCSA, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry under any Competition Law, any Foreign Investment Law, any Satellite and Communications Law, the NISPOM or any other Applicable Law in connection with this Agreement or the Mergers and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings (other than Item 4(c) and Item 4(d) documents as defined in the HSR Act) and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Law, any Foreign Investment Law, any Satellite and Communications Law, the NISPOM or any other Applicable Law in connection with this Agreement. The parties hereto shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Competition Law, any Foreign Investment Law, any Satellite and Communications Law, the NISPOM or any other Applicable Law. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (y) designate any competitively sensitive material provided to the others under this Section 8.01 as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; and (z) redact documents and information provided to the others under this Section 8.01 as necessary to comply with Applicable Law or contractual obligations under any Government Contract, or as necessary to avoid adversely impacting or jeopardizing any legal privilege; provided that the parties shall use commercially reasonable efforts to provide such documents or information in such alternative manner as would comply with Applicable Law and such contractual obligations and would not impact or jeopardize any legal privilege.

(e)            Parent shall pay and be responsible for all filing fees paid to Governmental Authorities in connection with the matters contemplated by Section 8.01(a).

(f)            During the period between the date hereof and the Closing, the Company and its Subsidiaries shall use reasonable best efforts to keep, maintain and preserve the Telecommunications Permits that are material, individually or in the aggregate, to the Company and its Subsidiaries in full force and effect and in good standing, including by using reasonable best efforts to (i) perform all of material obligations of the Company or any of its Subsidiaries required to be performed under such Telecommunications Permits, (ii) take such steps as are reasonably necessary to renew any such expiring Telecommunications Permits, including preparing and timely filing with the appropriate Governmental Authority all necessary applications in connection therewith and (iii) refrain from taking any action that would reasonably be expected to result in the suspension, revocation or adverse modification of any such Telecommunications Permit.

Section 8.02.            Certain Filings. (a) Promptly following the date of this Agreement (and in any event no later than 60 days following the date of this Agreement). Parent and the Company shall jointly prepare and file or cause to be filed with the SEC the Registration Statement (in which the Proxy Statement/Prospectus will be included).

(b)            The Company and Parent shall cooperate with one another (i) in connection with the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus. Each of the Company and Parent shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement and the Proxy Statement/Prospectus and any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to the SEC or the NASDAQ in connection with the Mergers. Without limiting the foregoing, each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, including as may be reasonably requested by Parent to permit Parent to prepare customary pro forma financial statements (and accompanying footnotes) required by Regulation S-X to be presented in connection with the Mergers.

(c)            No filing of, or amendment or supplement to, the Registration Statement or Proxy Statement/Prospectus or response to SEC comments will be made by Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon and such party shall give reasonable consideration to any comments made by the other party and its Representatives. Each of Parent and the Company shall use its reasonable best efforts to (i) cause the Registration Statement and the Proxy Statement/Prospectus at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to (A) comply as to form in all material respects with the requirements of the 1933 Act and 1934 Act, respectively, and the rules and regulations promulgated thereunder and (B) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) have the Registration Statement declared effective under the 1933 Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Mergers.

(d)            Each party will notify the other party promptly of the receipt of any comments or other communications, whether written or oral, that such party or its Representatives may receive from time to time from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or Proxy Statement/Prospectus or for additional information and each party will supply the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus or the transactions contemplated hereby. Parent will take the lead in any meetings or conferences with the SEC. Without limiting Section 6.05, if at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus, so that the Registration Statement or Proxy Statement/Prospectus, respectively, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.03.            Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Except in connection with the matters contemplated by Section 6.05, but subject to the terms thereof, or in connection with any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement or communication to employees, customers, suppliers and other commercial partners of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the other party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed and any required prior written consent has been obtained, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto and without any other party’s prior written consent so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in any such previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented in accordance with the terms of this Section 8.03. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Parent or any Debt Financing Sources from making customary announcements and communications in connection with the arrangement and consummation of the Debt Financing.

Section 8.04.            Further Assurances. At and after the First Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub I or Merger Sub II, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Sub I or Merger Sub II, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers.

Section 8.05.            Section 16 Matters. Prior to the First Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares (including derivative securities of such Company Common Shares) in connection with the transactions contemplated by this Agreement or acquisitions of Parent Securities (including derivative securities with respect to Parent Securities) resulting from the transactions contemplated by Article 2 of this Agreement, in each case, by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06.            Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and the failure to obtain such consent would reasonably be expected to have a material impact on the Company and its Subsidiaries, taken as a whole; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such notices or communications contemplated by Section 8.01, which shall be governed by such Section); (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement and (d) any Effect that would reasonably be expected to (i) prevent, impair or materially delay the ability of any party to consummate the Mergers or (ii) cause the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03 to be satisfied. The Company shall notify Parent as promptly as reasonably practicable of any loss of any Company Satellite or any material degradation, material disruption or other material adverse modification of operation, availability, performance or function of the Company Satellite Constellation outside of the ordinary course of business. Notwithstanding the foregoing, a party’s good-faith failure to comply with this Section 8.06 shall not constitute a breach of this Section 8.06, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.07.            Litigation and Proceedings. The Company shall promptly notify Parent of any demand, claim, litigation or other Proceedings by stockholders of the Company against the Company or its directors relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise) (any such demand, claim, litigation or other Proceeding, a “Stockholder Proceeding”). The Company shall control the defense of any Stockholder Proceedings; provided that the Company shall (a) keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation Stockholder Proceedings, (b) provide Parent an opportunity to participate, at Parent’s expense, in such Stockholder Proceedings and consult with Parent in the response, defense or conduct of such Stockholder Proceedings, as applicable, (c) provide Parent a reasonable opportunity to review and comment on all responses or filings to be made by the Company in connection with such Stockholder Proceedings, and the Company will consider such comments in good faith; and provided, further, that the Company agrees that it shall not settle, offer to settle or compromise any such Stockholder Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.08.            Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent, Merger Sub I and Merger Sub II and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.09.            Tax Matters. (a) The parties intend that, provided that the Equity Threshold Condition is satisfied, for U.S. federal income Tax purposes, (i) the Mergers shall be treated as part of a single, integrated transaction (as described in Rev. Rul. 2001-46, 2001-2 C.B. 321) that, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement (including any amendments thereto) constitutes, and is hereby adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”). If the Equity Threshold Condition is not satisfied, the parties intend that for U.S. federal income Tax purposes the First Merger shall be treated as a taxable sale of the outstanding equity of the Company by its holders to Rocket Lab USA described under Section 1001 of the Code (the “Alternative Tax Treatment”).

(b)            Each party and their respective Affiliates shall use their reasonable best efforts to cause the Mergers, taken together, to qualify for the Intended Tax Treatment. None of Parent, Merger Sub I, Merger Sub II, the Company or their respective Affiliates shall (and such Persons shall cause their respective Subsidiaries not to) take any action, or fail to take any action, whether before or after the First Effective Time, if such action or failure to act would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment. Each party shall promptly notify the other parties in writing if, before the Closing Date, such party knows or has reason to believe that the Mergers, taken together, may not qualify for the Intended Tax Treatment. Each party shall cause all Tax Returns to be filed consistently with the Intended Tax Treatment or the Alternative Tax Treatment, as the case may be, and the parties shall not take any action or position before a Governmental Authority which is inconsistent with the Intended Tax Treatment or the Alternative Tax Treatment, as the case may be, unless otherwise required by a “determination” as such term is used in Section 1313(a) of the Code.

(c)            The parties acknowledge and agree that, solely for purposes of determining whether the Equity Threshold Condition is met, the value of Parent Common Shares shall be the Parent Common Share Value Metric.

(d)            If the SEC requires that a tax opinion be prepared and submitted in connection with any filings to be made with the SEC in connection with the Mergers, (i) each of Parent, Merger Sub I, Merger Sub II and the Company shall use its commercially reasonable efforts to cause its officers to deliver to each other party and their respective tax counsels customary tax representation letters with respect to the qualification of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and customary related matters, in form and substance reasonably satisfactory to such tax counsel, at such time (or times) as such tax counsel shall reasonably request, which may include (i) the date of the declaration of effectiveness of the Registration Statement by the SEC, (ii) on such other date (or dates) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement and (iii) on such other dates as determined reasonably necessary or appropriate by such tax counsel.

(e)            At or prior to the Closing, the Company will provide, or cause to be provided, Parent with a statement with respect to the Company conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), and a notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice on behalf of the Company to the IRS after the Closing. Notwithstanding anything to the contrary herein, Parent’s only remedy for the Company’s failure to provide such form will be to withhold from the payments to be made by Parent pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

Section 8.10.            Financing. (a) From the date hereof until the earlier to occur of (x) the Closing and (y) the termination of this Agreement pursuant to and in accordance with Article 10, subject to Applicable Law, the Company shall, and shall cause its Subsidiaries and direct its Representatives to, use commercially reasonable efforts to provide reasonable cooperation in connection with the arrangement and the consummation of the Equity Financing and the Debt Financing and any other debt, equity, equity-linked or other financing of or offering by Parent or any of its Subsidiaries to the extent the proceeds thereof are intended to finance the Mergers, in each case as may be reasonably requested by Parent that is necessary and customary for financing transactions of the type contemplated by the Equity Financing or Debt Financing, at Parent’s sole cost and expense, including:

(i)            reasonable and customary cooperation with the marketing efforts of Parent in connection with the Equity Financing or Debt Financing and reasonable assistance with the preparation of materials for offering memoranda, prospectuses, road shows, due diligence sessions, sessions with any underwriters, placement agents, financial intermediaries and investors, ratings agency presentations, lender presentations, bank information memoranda and other customary marketing materials for the Equity Financing or Debt Financing, in each case to the extent necessary and customarily prepared in connection with financings of the type contemplated by the Equity Financing or Debt Financing;

(ii)            [reserved];

(iii)            providing, or procuring delivery of, such customary authorization letters and representation letters (in each case, containing customary exculpation provisions) to the Equity Financing Sources or Debt Financing Sources as may reasonably be requested by any Equity Financing Source or Debt Financing Source authorizing the distribution of information to prospective lenders or investors and containing customary representations regarding the presence of or absence of material non-public information relating to the Company and the accuracy (in all material respects) of the information contained therein;

(iv)            furnishing to Parent and the Equity Financing Sources and Debt Financing Sources, as applicable, as promptly as practicable (a) U.S. GAAP audited consolidated balance sheets and related statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (provided that Parent acknowledges and agrees that such audited financial statements have been received for the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023) and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of operations and comprehensive income, changes in stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended after the latest dated financial statements delivered pursuant to the proceeding clause (a) and at least 45 days before the Closing Date (other than the fourth quarter of any fiscal year and subject to normal year-end adjustments) (provided that Parent acknowledges and agrees that such unaudited financial statements have received for the fiscal quarter ended March 31, 2026) (the “Required Financial Statements”) (it being understood and agreed that the filing of the Required Financial Statements on Form 10-K and/or Form 10-Q by the Company will satisfy the foregoing requirements) and any other readily available historical financial information (but not, for the avoidance of doubt, pro forma financial information) of the Company as may reasonably be requested in writing by Parent in connection with the Equity Financing or the Debt Financing, and solely to the extent such information can be prepared by the Company without unreasonable effort or undue burden and (ii) all information regarding the Company and its Subsidiaries reasonably necessary to permit Parent to prepare, and shall and shall cause its Representatives to cooperate with Parent as reasonably requested by Parent in Parent’s preparation of customary pro forma financial statements (and accompanying footnotes) required by (x) Regulation S-X to be presented in connection with the Mergers in any registration statement or prospectus filed by Parent with the SEC in connection with the Equity Financing and (y) the condition set forth in paragraph 6 of Exhibit B to the Debt Commitment Letter (as in effect on the day hereof) (in each case of (x) and (y), it being understood that Parent is solely responsible for the actual preparation of any such pro forma financial statements and accompanying footnotes); provided that, notwithstanding any provision of this clause (iv) to the contrary, the Company shall not be obligated to furnish any of the Excluded Information;

(v)            using commercially reasonable efforts to request that its independent registered public accountants execute and deliver provide (i) customary comfort letters with respect to financial information related to the Company and its Subsidiaries to the extent such comfort letters are required to be delivered to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of securities in the Equity Financing or Debt Financing and (ii) any required consents of such accountants for use of their reports in any public filing by Parent with the SEC or other materials relating to any Equity Financing and the Debt Financing;

(vi)            participating in a reasonable number of bank meetings, ratings agency meetings, investor and lender meetings, accountant meetings, presentations and due diligence sessions (including customary one-on-one meetings with prospective Equity Financing Sources or Debt Financing Sources and investors and senior management and Representatives of the Company with appropriate seniority and expertise) during normal business hours, with reasonable advance notice and in each case which shall be virtual unless otherwise agreed to by the Company;

(vii)            assisting with the preparation of the definitive financing documentation with respect to the Debt Financing, including perfection certificates and schedules thereto, and assisting in the due authorization, execution and delivery of any credit agreements, guaranty agreements, pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents and customary closing certificates (but not any “solvency” (or equivalent) certificate); provided that no obligation of the Company or any Subsidiary under any such definitive financing agreement, certificate, document or instrument executed in connection with the Debt Financing shall be effective until Closing (except notices of prepayment and borrowing notices (each of which shall be drafted to be contingent upon the Closing), authorization and representation letters set forth in Section 8.10(a)(iii) above or “know-your-customer” documentation referred to herein);

(viii)            furnishing to Parent at least four (4) Business Days prior to the Closing Date (to the extent a written request is received by the Company at least nine (9) Business Days prior to the Closing Date) all documentation and other information required by regulatory authorities under applicable “beneficial ownership,” “know-your-customer,” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the requirements of 31 C.F.R. § 1010.230 relating to the Company or any of its Subsidiaries; and

(ix)            reasonably cooperating with Parent with respect to the proposed Existing Target Credit Agreement Amendment (to the extent actually pursued), in each case to the extent within the reasonable control of the Company, and taking corporate actions reasonably requested by Parent to permit the consummation of the Existing Target Credit Agreement Amendment and to permit the proceeds thereof to be made available at the Closing; provided that in each case of the foregoing, an Existing Target Credit Agreement Amendment shall be conditioned upon (and subject to) the consummation of the Closing.

(b)            Notwithstanding the foregoing, nothing in this Section 8.10 shall require the Company or any of its Affiliates, Subsidiaries or their respective Representatives to (i) take any action that would cause any condition to Closing set forth in Section 9.01 or Section 9.02 to fail to be satisfied by the Closing Date or otherwise result in a breach of this Agreement; (ii) take any action that would conflict with or violate the organizational documents of the Company or any of its Subsidiaries or any Applicable Law, or result in a contravention of, violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party (not entered into in contemplation of this limitation); (iii) take any action to the extent such action would unreasonably interfere with the business or operations of the Company or its Subsidiaries; (iv) pay any commitment fee or other fee or payment or incur any liability, or cause or permit any Lien to be placed on any of their respective assets, in connection with the Debt Financing or Equity Financing prior to the Closing Date; (v) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or contract (not entered into in contemplation of this limitation); provided that the Company shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner that would not jeopardize such privilege or contravene such Applicable Law or contract; (vi) subject any director, manager, officer, or employee of the Company or any of its Subsidiaries to actual or potential personal liability; (vii) cause the Board of Directors to adopt resolutions approving the agreements, documents, or instruments pursuant to which the Debt Financing or Equity Financing is obtained, unless Parent has confirmed in writing (which may be by email) that such directors are to remain as directors of the Surviving Corporation on and after the First Effective Time and such resolutions are contingent upon, or only become effective as of, the First Effective Time; (viii) other than in connection with an Existing Target Credit Agreement Amendment (but solely to the extent that the amendments contained therein are conditioned upon (and subject to) the consummation of the Closing), waive or amend any term of this Agreement or any other contract (not entered into in contemplation of this limitation) to which the Company or any of its Subsidiaries is a party; (ix) other than in connection with an Existing Target Credit Agreement Amendment (but solely to the extent that the amendments contained therein are conditioned upon (and subject to) the consummation of the Closing), execute or deliver any agreement or document in connection with the Debt Financing or Equity Financing that is not contingent on, or that would be effective prior to, the occurrence of the Closing (other than as expressly provided in Section 8.10(a)(iii) and Section 8.10(a)(vii) above), (x) provide or deliver any internal or external legal opinions by the Company or its Subsidiaries or any of its or their respective Representatives; (xi) require any of the Company or its Subsidiaries or any of its or their respective Representatives to consent to a pre-filing of UCC-1s or any other grant of Liens; (xii) take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with any debt commitment letter, any fee letter, the definitive documents related to the Debt Financing or the Equity Financing or any information utilized in connection therewith (in each case except concurrently with or following the Closing); or (xiii) provide any Excluded Information.

(c)            Parent shall (i) within ten (10) Business Days following written request by the Company (upon delivery of reasonably detailed invoice thereafter from the Company), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and fees and expenses of the Company’s accounting firms engaged to assist in connection with the Equity Financing or the Debt Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Affiliates in connection with the cooperation of the Company or its Subsidiaries contemplated by this Section 8.10 (it being understood and agreed, however, that the Company (and not Parent) shall be responsible for (A) any ordinary course amounts payable to existing employees of or consultants to the Company, or any of its respective Affiliates or Representatives with respect to service provided prior to the Closing (but only to the extent that such costs and expenses would have been so incurred regardless of the requirements set forth in this Section 8.10), and (B) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing (including the preparation or delivery of financial information, payoff letters and guaranty lien releases)); and (ii) indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses (excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)), damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with compliance by such Persons with their obligations under this Section 8.10, except to the extent such losses, damages, claims, costs or expenses result from any documents, materials or other information provided by any of the Company or its Representatives or the gross negligence, bad faith or willful misconduct of the Company, any of its Affiliates or their respective Representatives. The foregoing indemnification obligations shall survive termination of this Agreement.

(d)            During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article 10, except as contemplated by Section 8.10(e), Parent will, and will cause its Subsidiaries and Representatives to, use their respective commercially reasonable efforts to take or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing contemplated by the Debt Commitment Letter on or prior to the Closing Date, including commercially reasonable efforts to: (i) maintain in effect the Debt Commitment Letter on terms and conditions set forth therein, (ii) arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, (iii) negotiate and enter into definitive financing agreements with respect to the Debt Financing on the terms and conditions described in the Debt Commitment Letter and the Fee Letters or on such other terms and conditions that are not materially less favorable (taken as a whole) to Parent than the terms and conditions set forth in the Debt Commitment Letter as in effect on the date hereof (taken as a whole), (iv) satisfy on or prior to the Closing all conditions precedent to the funding of the Debt Financing to be satisfied by, and within the control of, Parent contained in the Debt Commitment Letter, and (v) in the event that all conditions precedent to Closing contained in the Debt Commitment Letter (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the Debt Financing on or prior to the Closing Date.

(e)            During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article 10, Parent shall not agree to, or permit, any amendment, restatement, amendment and restatement, replacement, supplement or other modification of, or any waiver or consent under, any provision under the Debt Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) that would (1) reduce (or directly have the effect of reducing) the aggregate amount of the Debt Financing, when taken together with Parent’s unrestricted cash and cash equivalents and other sources of immediately available funds (including the actual or anticipated (on account of a priced offering) proceeds of any Equity Financing), below an amount sufficient to pay the Required Amount on the Closing Date, (2) impose new or additional conditions precedent to the Debt Financing or otherwise expand any existing conditions precedent to the funding of the Debt Financing described in the Debt Commitment Letter, (3) be reasonably expected to prevent, impair or materially delay the occurrence of the Closing, (4) otherwise adversely affect either the ability of Parent to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Debt Financing less likely to occur or (5) adversely affect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or Fee Letters; provided, however, that, for the avoidance of doubt, Parent may, without the prior written consent of the Company, amend the Debt Commitment Letter to (i) add lenders, arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and to grant such persons such approval rights as are customarily granted to additional lenders, arrangers, bookrunners, syndication agents, other agents or similar entities, (ii) reflect the exercise of any “flex” provisions in connection therewith, and (iii) correct typographical errors. For purposes of this Section 8.10, the definitions of “Debt Commitment Letter” and “Debt Financing,” shall include the documents related to the Debt Financing as permitted to be amended, amended and restated, replaced, supplemented, modified, waived or consented to by this Section 8.10(e) and the debt financing contemplated thereunder, as applicable. Parent shall deliver to the Company copies of any amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent promptly following the effectiveness thereof. Upon Parent’s actual knowledge thereof, Parent shall give the Company prompt notice (x) of any material breach or material default by any party to the Debt Commitment Letter (1) that would reasonably be expected to delay the occurrence of the Closing or (2) with respect to the Debt Financing Sources’ obligation to fund the Debt Financing at Closing or the amount of the Debt Financing to be funded at Closing, (y) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Sources with respect to any material breach of Parent’s obligations under the Debt Commitment Letter or default, termination or repudiation by any party to any of the Debt Commitment Letter with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing and (z) of the receipt of any written notice of any Debt Financing Source refusing to provide or expressing (in writing) an intent to refuse to provide all or any portion of the Debt Financing. In the event that any portion of the Debt Financing necessary for Parent to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent shall use commercially reasonable efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such unavailable portion from the same or alternative sources in an amount sufficient, when taken together with Parent’s unrestricted cash and cash equivalents and other sources of immediately available funds (including the actual or anticipated (on account of a priced offering) proceeds of any Equity Financing), to pay the Required Amount on the closing Date and (B) provide the Company with a copy of the new financing commitment letter that provides for such alternative financing.

(f)            The Company hereby expressly authorizes and consents, on behalf of itself and its Affiliates and Representatives, to (i) the reasonable use of the Required Financial Statements and other information and data to be provided to Parent and the Equity Financing Sources or Debt Financing Sources pursuant to this Section 8.10 in connection with the Equity Financing or Debt Financing (provided that Parent will provide drafts of documents including and utilizing such information with reasonable time for review) and (ii) the reasonable use of the Company’s and its Subsidiaries’ logos, names and trademarks in connection with the Equity Financing or Debt Financing; provided that such logos, names and trademarks shall be used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(g)            All material non-public information provided by the Company or any of its Affiliates or any of their respective Representatives pursuant to this Section 8.10 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to financing sources, other potential sources of capital, ratings agencies and prospective lenders (but not prospective investors in any securities offering) during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing or the Equity Financing, subject to such Persons entering into customary confidentiality arrangements and undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(h)            Parent acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the obligations of Parent, Merger Sub I and Merger Sub II to perform their agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining any financing (including the Equity Financing or the Debt Financing).

(i)             Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including the condition set forth in Section 9.02(a) and Section 10.01(c)(ii)), the Company’s obligations under this Section 8.10 shall be deemed satisfied unless (A) (x) the Company has materially breached its obligations under Section 8.10(a) with respect to the Debt Financing provided for in the Debt Commitment Letter (as in effect on the date hereof) or (y) the Company has committed an Intentional Breach of its obligations under Section 8.10(a) with respect to any other Debt Financing or Equity Financing, (B) in the case of Section 8.10(i)(A)(x), such breach was a proximate cause of Parent’s failure to receive the proceeds of the Debt Financing provided for in the Debt Commitment Letter (as in effect on the date hereof) or (y) in the case of Section 8.10(i)(A)(y), such breach was the cause of Parent’s failure to receive the proceeds of any other Debt Financing or Equity Financing, (C) Parent has notified the Company of such breach in writing at least ten (10) Business Days prior to the Closing to afford the Company with a reasonable opportunity to cure such breach and (D) the Company has not cured such breach.

Section 8.11.            Payoff Letters. Unless Parent finances the transactions contemplated hereby utilizing (in whole or in part) the Existing Target Credit Agreement Amendment, the Company shall, prior to the Closing, use commercially reasonable efforts to provide Parent customary payoff or lien release letters from the holders of any Indebtedness of the Company or any of its Subsidiaries listed on Section 8.11 of the Company Disclosure Schedules (the “Payoff Letters”), which shall set forth (A) the amounts required to repay in full all Indebtedness of such holder to be paid off at the Closing, including the outstanding principal, accrued and unpaid interest and prepayment and other penalties (except for obligations that, by their terms, survive such repayment), (B) the wire transfer instructions for the repayment of such Indebtedness to such holder and (C) a release and termination of all guarantees and Liens granted by such Subsidiaries to such holder or otherwise arising with respect to such Indebtedness or Lien, automatically and without further action permanently effective upon repayment of such Indebtedness or release of such Lien (except for obligations that, by their terms, survive such termination), together with customary instruments and other documentation reasonably necessary to release all guarantees by the Company and its subsidiaries and any Liens on their respective assets, including appropriate Uniform Commercial Code financing statement amendments (termination statements), intellectual property release filings and notices of termination with respect to control agreements, collateral access agreements and landlord access waivers (in each case, as applicable).

Article 9
Conditions to the Mergers

Section 9.01.            Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction (or written waiver by Parent and the Company) of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(b)            No Order or Applicable Law shall have been issued, entered, enforced, promulgated or enacted by any Governmental Authority of competent jurisdiction in any jurisdiction set forth on Section 9.01(b) of the Company Disclosure Schedules that has the effect of preventing, impairing, prohibiting, rendering illegal or enjoining the consummation of the Mergers and shall still be in effect (a “Legal Restraint”).

(c)            (i) Any applicable waiting period under the HSR Act relating to the Mergers (or extensions thereof) shall have expired or been terminated and any time period under any timing agreement that the parties may have entered into with any Governmental Authority in accordance with the terms hereof shall have expired, lapsed, or been waived and (ii) any other Required Regulatory Approval set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been made, obtained or received and shall remain in full force and effect (or, as applicable, the waiting periods with respect thereto under Applicable Law shall have expired or been terminated).

(d)            The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

(e)            The Parent Common Shares to be issued in the Mergers shall have been approved for listing on the NASDAQ.

Section 9.02.            Conditions to the Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction (or written waiver by Parent) of the following additional conditions:

(a)            (i) the Company shall not have materially breached the covenants hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05(c)(i) (solely as it relates to the strike or exercise price and number of shares issuable upon exercise of such Company Stock Options or subject to such Company CSAR), Section 4.05(f) (Capitalization), the first sentence of Section 4.06(a), Section 4.06(b) (Subsidiaries), Section 4.23 (Finders’ Fees), Section 4.24 (Opinion of Financial Advisor) and Section 4.25 (Antitakeover Statutes) shall be true in all material respects (other than any such representations and warranties qualified by materiality or Company Material Adverse Effect qualifications, which shall be true in all respects) as of the date of this Agreement and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (iii) the representations and warranties of the Company contained in Section 4.05(a), and Section 4.05(b), Section 4.05(d), Section 4.05(e) (Capitalization) shall be true in all respects as of the date of this Agreement and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except for any failure to be so true and correct as would be de minimis, and (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all respects as of the date of this Agreement and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except in the case of this clause (iv) only, for any failure to be so true and correct as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(c)            Parent shall have received a certificate of the Company, signed by a duly authorized officer of the Company, dated as of the Closing Date, certifying that each of the conditions set forth in Section 9.02(a) and Section 9.02(b) have been satisfied.

Section 9.03.            Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction (or written waiver by the Company) of the following additional conditions:

(a)            (i) each of Parent, Merger Sub I and Merger Sub II shall not have materially breached the covenants hereunder required to be performed or complied with by it at or prior to the Closing, (ii) the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-Contravention), Section 5.11 (Tax Treatment), Section 5.14 (Finders’ Fees), Section 5.15 (Financing), Section 5.16 (Solvency) and Section 5.17 (Ownership of Common Shares) shall be true in all material respects as (other than any such representations and warranties qualified by materiality or Parent Material Adverse Effect qualifications, which shall be true in all respects) as of the date of this Agreement and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (iii) the representations and warranties of the Company contained in Section 5.05 (Capitalization) shall be true in all respects as of the date of this Agreement and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except for any failure to be so true and correct as would be de minimis and (iv) the other representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects as of the date of this Agreement and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except in the case of this clause (iv) only, for any failure to be so true and correct as has not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred and be continuing.

(c)            The Company shall have received a certificate of the Parent, signed by a duly authorized officer of the Parent, dated as of the Closing Date, certifying that each of the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.

Article 10
Termination

Section 10.01.            Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)            by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)            the Mergers has not been consummated on or before June 28, 2027 (as extended, the “End Date”); provided that if as of the End Date, one or more of the conditions set forth in Section 9.01(b) (to the extent the Legal Restraint relates to any Required Regulatory Approval within the scope of the condition set forth in Section 9.01(c) or Competition Laws, Foreign Investment Laws, Satellite and Communications Laws or the NISPOM) or Section 9.01(c) has not been satisfied or waived (to the extent permitted), but all other conditions to Closing set forth in Article 9 have been satisfied or waived (or would be satisfied or capable of being satisfied if the Closing were to occur), the End Date shall be automatically extended until September 28, 2027; provided, further, that if as of such extended End Date, one or more of the conditions set forth in Section 9.01(b) (to the extent the Legal Restraint relates to any Required Regulatory Approval within the scope of the condition set forth in Section 9.01(c) or Competition Laws, Foreign Investment Laws, Satellite and Communications Laws or the NISPOM) or Section 9.01(c) has not been satisfied or waived (to the extent permitted), but all other conditions to Closing set forth in Article 9 have been satisfied or waived (or would be satisfied or capable of being satisfied if the Closing were to occur), the End Date shall be automatically extended until December 28, 2027; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall (A) not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has caused or resulted in the failure of the Closing to occur on or before the End Date and (B) be subject to the last sentence of Section 11.13;

(ii)            there shall be any Legal Restraint permanently preventing, prohibiting, rendering illegal or enjoining the consummation of the Mergers and such Legal Restraint shall have become final and non-appealable; or

(iii)            at the Company Stockholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Stockholder Approval shall not have been obtained; or

(c)            by Parent, if:

(i)            prior to receipt of the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred or (B) the Company shall have committed an Intentional Breach of any covenant or agreement set forth in Section 6.05 in any material respect; or

(ii)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 30 Business Days after the Company’s receipt of written notice thereof from Parent (or, if earlier, one Business Day prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if Parent, Merger Sub I or Merger Sub II is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy caused or resulted in the failure of any of the conditions set forth in Section 9.03(a) to be satisfied; or

(d)            by the Company, if:

(i)            prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement providing for a Superior Proposal in accordance with, and subject to the conditions set forth in, Section 6.05 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04; or

(ii)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, Merger Sub I or Merger Sub II set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 9.03(a) not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 30 Business Days after Parent’s receipt of written notice thereof from the Company (or, if earlier, one Business Day prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy caused or resulted in the failure of any of the conditions set forth in Section 9.02(a).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02.            Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, subject to Section 10.03, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other parties (or any stockholder, director, officer, employee, agent, consultant or Representative of such parties); provided that no such termination shall relieve any party hereto of any liability or damages resulting from fraud or from the intentional and material breach of this Agreement by any party (an “Intentional Breach”). The Confidentiality Agreement and the provisions of Section 6.04(b), Section 8.03, Section 8.10(c), Section 8.10(g), this Section 10.02, Section 10.03 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

Section 10.03.            Termination Fee.

(a)            (i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change; Breach of the No-Shop), the Company shall pay or cause to be paid to Parent in immediately available funds $223,620,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination (or, if later, after Parent’s written request thereof).

(ii)            If (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 10.01(b)(i) (End Date), (y) by Parent or the Company pursuant to Section 10.01(b)(iii) (Company No Vote) or (z) by Parent pursuant to Section 10.01(c)(i) (Company Breach) as a result of an Intentional Breach, (B) after the date of this Agreement and prior to the applicable termination (or, in the case of a termination pursuant to Section 10.01(b)(iii) (Company No Vote), the Company Stockholders Meeting), a bona fide Acquisition Proposal shall have been made to the Company or publicly disclosed and (C) within 12 months after the date of such termination, any Acquisition Proposal shall have been consummated or a definitive agreement providing for an Acquisition Proposal shall have been executed (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal as the one referenced in clause (B)) (provided that for purposes of this Section 10.03(a)(ii), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the consummation of such Acquisition Proposal or the earlier execution of such definitive agreement described in this clause (C), the Company Termination Fee.

(iii)            In no event shall the Company or Parent be required to pay the Company Termination Fee on more than one occasion.

(b)            Each party agrees that (i) the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty), and each party hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary. Each party further acknowledges that the Company Termination Fee, if, as and when paid in accordance with the terms of this Section 10.03, is not a penalty, but is instead liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in circumstances in which such fee is payable for the efforts and resources expended, and opportunities forgone, while negotiating this Agreement, and for such party’s reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(c)            Except in the case of any fraud or Intentional Breach of this Agreement by the Company, Parent, Merger Sub I and Merger Sub II agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 10.03 and such Company Termination Fee is paid in full, the Company Termination Fee shall be the sole and exclusive remedy of the Parent, Merger Sub I and Merger Sub II in connection with this Agreement or the transactions contemplated hereby and neither Parent, Merger Sub I nor Merger Sub II shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (other than any fraud or Intentional Breach).

(d)            Nothing in this Section 10.03 shall limit a party’s rights under Section 11.13.

Article 11
Miscellaneous

Section 11.01.            Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, provided that the sender of such e-mail does not receive an automatic reply from the intended recipient’s e-mail server indicating that the recipient did not receive such e-mail) and shall be given, if to Parent, Merger Sub I or Merger Sub II, to:

Rocket Lab Corporation
3881 McGowan Street
Long Beach, CA 90808
Attention: Arjun Kampani
E-mail:   *****

*****

with a copy, which shall not constitute notice, to:

Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105-1126
Attention:  Rob Ishii
                     Remi Korenblit
E-mail:     rishii@wsgr.com

  rkorenblit@wsgr.com

if to the Company, to:

Iridium Communications Inc.

1676 International Drive, Suite 1100

McLean, VA 22102

Attention: Kathy Morgan

E-mail: *****

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue

New York, New York 10017
Attention:  Harold Birnbaum
                     Shanu Bajaj
E-mail:   harold.birnbaum@davispolk.com
                shanu.bajaj@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.            No Survival of Representations and Warranties, Covenants and Agreements. The representations and warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the First Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the First Effective Time and (b) those covenants and agreements set forth in Section 8.03(a) and this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after termination).

Section 11.03.            Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the First Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.            Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05.            Disclosure Schedule. The parties hereto agree that any reference in a particular section of either the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure and without knowledge or investigation of any document or matter referenced in such disclosure. The mere inclusion of an item in the Company Disclosure Schedule or Parent Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, as applicable, a Company Material Adverse Effect or Parent Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule and the Parent Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule and the Parent Disclosure Schedule is being provided solely for the purpose of making disclosures to the other party under this Agreement. In disclosing such information, the Company and the Parent each does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 11.06.            Binding Effect; Benefit; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provision of Section 7.03, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) the right of any holders of Company Common Shares and Company Equity Awards to receive the Merger Consideration following the First Effective Time in accordance with the terms and conditions of this Agreement, which shall inure to the benefit of the Persons benefitting therefrom who are intended to be third-party beneficiaries thereof and (iii) the right of the Company, on behalf of the holders of Company Common Shares and Company Equity Awards (each of which are third-party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to obtain specific performance as set forth in Section 11.13 or, if specific performance is not granted as a remedy, to recover damages (which damages the parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs and shall include damages based on loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Shares and Company Equity Awards, including loss of premium offered to such holders) in the event of fraud or Intentional Breach by Parent of this Agreement subject to Section 10.02, and any such damages recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (x) distributed, in whole or in part, by the Company to the holders of Company Common Shares of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of Company Common Stock and Company Equity Awards, in any manner the Company deems fit.

(b)            No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void. Notwithstanding anything to the contrary herein, each of Parent, Merger Sub I and Merger Sub II may, without the consent of any other party, assign its rights hereunder including for collateral security purposes to the Debt Financing Sources and any other lender providing financing to Parent; provided that such assignment shall not relieve Parent, Merger Sub I or Merger Sub II of their responsibilities hereunder.

Section 11.07.            Governing Law. This Agreement and any Proceeding arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or other rules that would result in the application of the laws of a different jurisdiction.

Section 11.08.            Jurisdiction. Subject to Section 11.14 in the case of any Proceeding involving the Debt Financing Sources or any Debt Financing Sources Related Parties, the parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10.            Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.            Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.            Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages (including any fee payable pursuant to Section 10.03) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Section 11.14.            Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon the Company or its Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 11.14, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Proceeding brought against the Debt Financing Sources Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that no Debt Financing Sources Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (g) agrees that no Debt Financing Sources Related Party will have any liability to the Company or any of its Subsidiaries or their respective Affiliates in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action or proceeding against any Debt Financing Source (or any of their Affiliates or their Affiliates’ Representatives) in connection with this Agreement, any debt commitment letter, the Debt Financing or the definitive agreements entered into in connection with the Debt Financing and in no event shall the Company, any of its Subsidiaries or any of their respective affiliates be entitled to directly seek specific performance of any debt commitment letter or definitive document governing the Debt Financing against any Debt Financing Source, and (i) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 11.14 and in Section 11.06 and Section 11.13 and such provisions (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.14) shall not be amended in any way materially adverse to any Debt Financing Sources Related Party without the prior written consent of each related Debt Financing Source. Notwithstanding the foregoing, nothing in this Section 11.14 shall limit the assertion by Parent of express rights of Parent or any of its Affiliates set forth in any debt commitment letter or definitive documentation in respect of the Debt Financing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

IRIDIUM COMMUNICATIONS INC.

By:
Name:
Title:

ROCKET LAB CORPORATION

By:
Name:
Title:

ION MERGER SUB I, INC.

By:
Name:
Title:

ION MERGER SUB II, LLC

By:
Name:
Title: